Exhibit 10.69
NOTE PURCHASE AGREEMENT
RIO VISTA PENNY LLC
TCW ASSET MANAGEMENT COMPANY,
as Administrative Agent
and
TCW ENERGY FUND X INVESTORS,
as Holders
$30,000,000 Senior Secured Notes
November 19, 2007

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Schedules and Exhibits:

Schedule 1	—	Disclosure Schedule
Schedule 2	—	Security Schedule
Schedule 3	—	Insurance Schedule
Schedule 4	—	Holders Schedule
Schedule 5	—	Organizational Structure
Schedule 6	—	Approved Plan of Development

Exhibit A	—	Form of Promissory Note
Exhibit B	—	Form of Borrowing Notice
Exhibit C	—	Form of Prepayment Notice
Exhibit D	—	Certificate Accompanying Financial Statements
Exhibit E	—	Form of Opinion of Counsel
Exhibit F	—	Form of Approval Letter
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NOTE PURCHASE AGREEMENT
THIS NOTE PURCHASE AGREEMENT is made as of November 19, 2007, by and among:
•	Rio Vista Penny LLC, an Oklahoma limited liability company (“Company”);

•	TCW Energy Fund X — NL, L.P., a California limited partnership (“Fund X — NL”);

•	TCW Energy Fund XB — NL, L.P., a California limited partnership (“Fund XB — NL”);

•	TCW Energy Fund XC — NL, L.P., a California limited partnership (“Fund XC — NL”);

•	TCW Energy Fund XD — NL, L.P., a California limited partnership (“Fund XD — NL”);

•	TCW Asset Management Company (“TAMCO”), a California corporation, as Investment Manager under the Amended and Restated Investment Management and Custody Agreement dated as of December 3, 2003 among Ensign Peak Advisors, Inc., TAMCO and Trust Company of the West (“TCW”), a California trust company, as Sub-Custodian;

•	TAMCO as Investment Manager under the Amended and Restated Investment Management and Custody Agreement dated as of March 18, 2004 among ING Life Insurance and Annuity Company, TAMCO and TCW as Sub-Custodian;

•	TAMCO as Investment Manager under the Amended and Restated Investment Management and Custody Agreement dated as of December 11, 2003, among Harry L. Bradley, Jr. Partition Trust, Harry L. Bradley, Jr. Trust, Jane Bradley Uihlien Pettit Partition Trust, Jane Bradley Uihlien Trust, TAMCO and TCW as Sub-Custodian (TAMCO in the capacities designated above, Fund X — NL, Fund XB — NL, Fund XC — NL, and Fund XD — NL together with their respective successors and assigns, are hereinafter collectively referred to as the “Holders”, each a “Holder”); and

•	TAMCO, as Administrative Agent (together with its successors in such capacity, the “Administrative Agent”).
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RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Existing Borrower, Administrative Agent and Holders entered into the Existing Note Purchase Agreement, for the purpose and consideration therein expressed, whereby Holders became obligated to make loans to Existing Borrower as therein provided;
WHEREAS, Existing Borrower and Company entered into the Acquisition GM Agreement wherein Existing Borrower agreed to convey the Assets (as such term is defined in the Acquisition GM Agreement) of Existing Borrower to Company, subject to the Liens of Administrative Agent and Holders under the Existing Note Purchase Agreement, and Company agreed to assume all indebtedness and obligations owing by Existing Borrower under the Existing Note Purchase Agreement; and
WHEREAS, Administrative Agent and Holders consented to the conveyance of such GM Assets to Company, and Company assumed and promised to pay according to the terms thereof all Existing Obligations and also assumed and promised to keep and perform all other covenants and obligations in the Existing Note Purchase Agreement and all other Existing Credit Documents to be performed by Existing Borrower thereunder, in each case pursuant to the terms, conditions, and provisions set forth in the Assumption Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, in consideration of the loans which may hereafter be made by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I — Definitions and References
Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
“Acquisition” means (a) the purchase by Company of the Assets (as such term is defined in the Acquisition Penny Agreement), (b) the purchase by GO of the Membership Interests (as such term is defined in the Acquisition GO Agreement) of GO LLC, and (c) the purchase by Company of the Assets of Existing Borrower.
“Acquisition Agreements” means, collectively, (a) the Acquisition Penny Agreement, (b) the Acquisition GO Agreement, and (c) the Acquisition GM Agreement.
“Acquisition Closing Date” means the date on which the closing of the Acquisition occurs under the Acquisition Documents.
“Acquisition Documents” means (a) the Acquisition Agreements, (b) the transfers, assignments and conveyances executed and delivered pursuant thereto, and (c) all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered pursuant to the Acquisition Agreements or in connection with the Acquisition.
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“Acquisition GM Agreement” means that certain Asset Purchase Agreement dated as of October 1, 2007 by and between Company and Existing Borrower, as amended by that certain Amendment to Asset Purchase Agreement dated as of November 16, 2007.
“Acquisition GO Agreement” means that certain Stock Purchase Agreement dated as of October 2, 2007 by and between GO and Outback Production, Inc., a Nevada corporation, GO LLC, and the shareholders named therein, as amended by that certain Amendment to Membership Interest Purchase and Sale Agreement dated as of November 16, 2007.
“Acquisition Penny Agreement” means that certain Asset Purchase Agreement dated effective as of October 1, 2007 by and between Company and Penny Petroleum, as amended by that certain Amendment to Asset Purchase Agreement dated October 25, 2007, and that certain Second Amendment to Asset Purchase Agreement dated as of November 16, 2007.
“Administrative Agent” has the meaning given to such term in the preamble hereto.
“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:
(a) to vote 10% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or
(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Aggregate Advance Amount” means, at the time in question, the aggregate principal amount of Loans advanced by Holders during the term of this Agreement.
“Agreed Pricing” means:
(a) for anticipated sales of Hydrocarbons that are fixed in a firm fixed price sales contract with an investment grade counterparty (or another counterparty approved by Administrative Agent), the fixed price or prices provided for in such sales contract during the term thereof;
(b) for anticipated sales of Hydrocarbons that are hedged by a fixed price Hedging Contract with an investment grade counterparty, the fixed price or prices provided for in such Hedging Contract during the term thereof, as modified by any necessary adjustment specified by Administrative Agent for quality and geographical differentials;
(c) for anticipated sales of Hydrocarbons that are hedged by a Hedging Contract with an investment grade counterparty which Hedging Contract provides for a range of prices between a floor and a ceiling, the prices provided for in subsection (d) below, provided that during the term of such Hedging Contract such prices shall in no event be less than such floor or exceed such ceiling, as such floor and ceiling are modified by any necessary adjustment specified by Administrative Agent for quality and geographical differentials;
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(d) for anticipated sales of Hydrocarbons, if such sales are not hedged by a Hedging Contract or sales contract that is described in paragraphs (a), (b), or (c) above, for the date of calculation (or, if such date is not a Business Day, for the first Business Day thereafter), and with any necessary adjustment specified by Administrative Agent for quality and geographical differentials:
(i) For the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year,
(ii) For each of the succeeding three complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year,
(iii) For the succeeding fourth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fourth calendar year.
“Agreement” means this Note Purchase Agreement.
“AMI Violation” means the ownership or acquisition, directly or indirectly of any interest of any kind (including any interests or rights of the kinds described in the definition of Oil and Gas Properties) in the Project Area by any Affiliate of or holder of Equity in Parent or Company, other than the oil and gas pipeline assets owned by GO LLC and MV Pipeline on the Acquisition Closing Date.
“ANCF” (or “Adjusted Net Cash Flow”) means the positive remainder of:
(a) Gross Cash Revenues determined on a Consolidated basis during any ANCF Quarter (or other period of calculation, if applicable), less
(b) actual Consolidated cash payments by ECO and its Subsidiaries during such ANCF Quarter (or other period of calculation, if applicable) for:
(i) Existing royalties and burdens on the Eligible Mortgaged Properties, if any, that constitute Permitted Liens (to the extent and only to the extent production receipts relating to the same are included in Gross Cash Revenues);
(ii) Direct Taxes on the Eligible Mortgaged Properties;
(iii) ANCF LOE;
(iv) ANCF Transportation Costs;
(iv) ANCF Overhead Costs;
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(v) Interest payments on the Notes and accrued commitment fees under Section 2.6(c); and
(vi) ANCF Capital Expenditures.
“ANCF Capital Expenditures” means capital expenditures made by Restricted Persons on the Eligible Mortgaged Properties, to the extent the same either (a) have been approved by Required Holders at the time in question by means of an Approval Letter, or (b) are included in the Approved Plan of Development, as then in effect (excluding (i) capital expenditures paid for with proceeds of Loans hereunder and (ii) any Excess Drilling & Completion Costs).
“ANCF LOE” means (i) leasehold operating expenses in the ordinary course of business, provided that such expenses shall in no event exceed the amount of $0.50 per mcf of natural gas (determined on a net basis to Restricted Persons), in each case without the express written approval of Required Holders (which approval may be given in their sole and absolute discretion), and (ii) other field level or lease level charges for operations on the Eligible Mortgaged Properties (excluding ANCF Capital Expenditures and other capital expenditures) that have been approved by Administrative Agent on behalf of Required Holders at the time in question by means of an Approval Letter.
“ANCF Overhead Costs” means (i) Permitted G&A Expense Amounts, and (ii) other costs of Restricted Persons to the extent such other costs have been approved as ANCF Overhead Costs by Administrative Agent on behalf of Required Holders at the time in question by means of an Approval Letter.
“ANCF Quarter” means, with respect to a Quarterly Payment Date and the calculation of ANCF, the three calendar month period ending on the last day of the most recent February, May, August or November immediately preceding such Quarterly Payment Date.
“ANCF Transportation Costs” means (i) the actual costs of gathering, processing, compressing, and transporting production from the Eligible Mortgaged Properties from the wellhead to the point of sale, provided that all such costs are negotiated with, and paid to, third parties in arms-length transactions on terms which are reasonable in the area of operations for the quality and quantity of such production for the time period negotiated, at the time such prices are agreed to, or (ii) other transportation or marketing costs, to the extent such other transportation and marketing costs have been approved by Administrative Agent on behalf of Required Holders at the time in question by means of an Approval Letter; provided that such costs shall in no event exceed the amount of (1) $0.42 per mcf of natural gas with respect to the Enogex pipeline, or (2) $0.44 per mcf of natural gas with respect to the PetroQuest pipeline, in each case without the express written approval of Required Holders (which approval may be given in their sole and absolute discretion).
“Approval Letter” means a letter given by Administrative Agent on behalf of Required Holders in the form of Exhibit F.
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“Approved Plan of Development” or “APOD” means Company’s written plan of development with respect to budgeted capital expenditures (including maximum annual expenditures) and other development activities that is described in Schedule 6, as amended and supplemented from time to time with the consent of Required Holders; provided that no such consent shall be required for amendments, modifications or supplements to the extent, but only to the extent, that any such amendments, modifications or supplements (a) either (i) are administrative or ministerial in nature, or (ii) would make non-material amendments to the timing for the completion of any such development (other than an amendment extending the timing of the substantial completion of the APOD), and (b) do not increase the aggregate permitted budgeted capital expenditures of Company and its Subsidiaries under such written plan.
“Assumption Agreement” means that certain Assumption Agreement of even date herewith among Existing Borrower, Company, Administrative Agent, and Holders.
“Availability Period” means the period from and including the Closing Date until the earliest to occur of: (a) the date on which an Event of Default occurs; (b) the date on which a Coverage Deficiency occurs; and (c) October 31, 2008 (or, if earlier, the day on which the obligations of Holders to make Loans hereunder have been terminated or the Notes first become due and payable in full); provided that such date may be extended in writing by Required Holders in their sole and absolute discretion.
“Borrowing” means a borrowing of new Loans pursuant to Section 2.3.
“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Company which meets the requirements of Section 2.3.
“Budgeted Drilling & Completion Costs” means, with respect to each well comprising part of the APOD, (a) the budgeted drilling costs for such well set forth in the APOD, and (b) the budgeted completion costs for such well set forth in the APOD.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York, New York.
“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.
“Cash Equivalents” means Investments in:
(a) marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;
(b) demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;
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(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;
(d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and
(e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
“Change of Control” means the occurrence of any of the following events: (a) General Partner shall cease to be the sole general partner of Parent, (b) Penn Octane Corporation, a Delaware corporation shall cease to own at least fifty-one percent (51%) of the Equity of General Partner, (c) any amendment, modification or supplement to the Partnership Agreement that materially reduces the powers and discretion of General Partner to manage the business and affairs of Parent, (d) any merger or consolidation of General Partner or Parent with or into any other business entity, (e) Ian Bothwell ceases for any reason to serve as the sole Manager of Company and is not replaced within 60 days thereafter by a person reasonably acceptable to Required Holders, (f) Parent shall at any time fail to own, directly or indirectly, 100% of the then issued and outstanding Equity of ECO, or (g) ECO shall at any time fail to own, directly or indirectly, 100% of the then issued and outstanding Equity of Company or any Guarantor.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.
“Closing Date Transactions” means the consummation on the Acquisition Closing Date of the transactions contemplated by the Acquisition Documents.
“Collateral” means all property of any kind which is subject to a Lien in favor of Holders (or in favor of Administrative Agent for the benefit of Holders) or which, under the terms of any Security Document, is purported to be subject to such a Lien.
“Collateral Account” means the deposit account to be established in the name of Company within ten Business Days after the date herewith with a depository institution satisfactory to Administrative Agent, or such other deposit account as may be established by Company from time to time with the prior written consent of Administrative Agent, which consent may be given or withheld in its sole and absolute discretion.
“Collateral Account Agreement” means all documents or agreements governing or evidencing the Collateral Account.
“Collateral Coverage Ratio” means the quotient of (i) the sum of (a) Restricted Persons’ Total Modified NPV10 and (b) Restricted Persons’ Working Capital (which, if negative, shall be deducted from Total Modified NPV10) divided by (ii) Restricted Persons’ total Indebtedness.
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“Commitment” means, as to each Holder, its obligation to make Loans to Company pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Holder’s name on the Holders Schedule under the heading “Commitment” or in the Assignment Agreement pursuant to which such Holder becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. Notwithstanding that the Note Documents are documented with reference to the Maximum Credit Amount, it is expressly understood and agreed that Holders have no obligation to make Loans up to the Maximum Credit Amount or to increase the amount of the commitments set forth on the Holders Schedule or such Assignment Agreement, as applicable, and that Holders’ commitments to make Loans hereunder is determined by reference to the “Commitment” set forth on such Holders Schedule or such Assignment Agreement, as applicable.
“Commitment Fee Rate” means the per annum rate equal to one-half of one percent (0.50%).
“Company” means Rio Vista Penny LLC, an Oklahoma limited liability company.
“Company Confidential Information” has the meaning given to such term in Section 12.7(b).
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries. The above reference to GAAP shall not be deemed to cause matters described herein as being on a cash basis, such as Gross Cash Revenues or ANCF, to be changed to an accrual basis.
“Coverage Default” means that the Collateral Coverage Ratio is less than 1.2 at any time in question.
“Coverage Deficiency” means the Collateral Coverage Ratio is less than 1.50 but equal to or greater than 1.20.
“Current Ratio” means, at any time, the ratio of ECO’s Consolidated current assets to ECO’s Consolidated current liabilities at such time. For purposes of this Agreement, “Consolidated current assets” and “Consolidated current liabilities” shall be determined in accordance with GAAP, except that Consolidated current assets and Consolidated current liabilities will be calculated without including any amounts resulting from the application of FASB Statements 133 or 143.
“Dedication Rate” means 90%, provided that such rate will increase to 100% whenever (a) an Event of Default exists or (b) a Coverage Deficiency occurs that is not cured within thirty (30) days after such occurrence.
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“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.
“Default Rate” means the rate per annum equal to two percent (2%) above the Fixed Rate, provided that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit, and any other deposit account, as defined in the UCC.
“Direct Taxes” means any severance, ad valorem, or other direct taxes on properties owned by any Restricted Person or the production therefrom or the proceeds of such production; provided that federal, state, or local income or franchise taxes shall in no event be considered Direct Taxes.
“Disclosure Schedule” means Schedule 1 hereto.
“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), or (b) any payment made by a Restricted Person to purchase, redeem, acquire or retire any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any such option or warrant).
“ECO” means Rio Vista ECO LLC, an Oklahoma limited liability company.
“Eligible Mortgaged Properties” means, collectively, those Oil and Gas Properties (a) which are owned by Company or any other Restricted Person and mortgaged to Administrative Agent to secure the Obligations, (b) for which Administrative Agent has received title opinions or other title information concerning such interests in form, substance and authorship satisfactory to Administrative Agent, and (c) which are free and clear of all Liens other than Permitted Liens.
“Engineering Report” means each engineering report delivered pursuant to Section 7.2.
“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.
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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.
“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.
“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.
“Event of Default” has the meaning given to such term in Section 9.1.
“Excess Drilling & Completion Costs” means, with respect to each well comprising part of the APOD, an amount (if positive) equal to the remainder of (a) the drilling and completion costs incurred to such date for such well, minus (b) the Budgeted Drilling & Completion Costs for such well.
“Existing Borrower” means G M Oil Properties, Inc., an Oklahoma corporation, as successor by merger to Steadfast Resources, Inc., a Nevada corporation.
“Existing Credit Documents” means (a) the Existing Note Purchase Agreement, (b) the Existing Notes and Security Documents (as such term is defined in the Existing Note Purchase Agreement), and (c) and all other certificates, documents, instruments or agreements executed and delivered in connection therewith.
“Existing Note Purchase Agreement” means that certain Note Purchase Agreement dated as of August 29, 2005 by and among Existing Borrower, Administrative Agent, and the holders party thereto, as amended or supplemented. Without limiting the provisions of the Assumption Agreement, pursuant to the Assumption Agreement, Company has assumed and promised to pay according to the terms thereof all Existing Obligations and also assumed and promised to keep and perform all other covenants and obligations in the Existing Note Purchase Agreement to be performed by Existing Borrower thereunder.
“Existing Notes” means the Notes (as such term is defined in the Existing Note Purchase Agreement).
“Existing Obligations” means the Obligations (as such term is defined in the Existing Note Purchase Agreement) evidenced by the Existing Notes in the aggregate principal amount of $16,500,000 that has been assumed by Company pursuant to the terms of the Assumption Agreement and renewed and continued (but not novated or extinguished) by this Agreement and the Notes.
“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.
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“Fiscal Year” means a twelve-month period ending on December 31 of any year.
“Fixed Rate” means the rate of ten and one-half percent (10.50%) per annum.
“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Pro Forma Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Holder, and Required Holders and Administrative Agent agree to such change insofar as it affects the accounting of such Restricted Person and its Consolidated Subsidiaries.
“General Partner” means Rio Vista GP LLC, a Delaware limited liability company.
“GO” means Rio Vista GO LLC, an Oklahoma limited liability company.
“GO LLC” means GO, LLC, an Oklahoma limited liability company.
“GO Note” means that certain Promissory Note dated of even date herewith made by GO payable to the order of Company in the original principal amount of $2,200,000.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Gross Cash Revenues” means all cash revenues and cash receipts of ECO and its Subsidiaries on a Consolidated basis during any ANCF Quarter from any source or activity (excluding without duplication only (a) funds received from Loans hereunder, (b) funds received from capital contributions made to Restricted Persons, including sales of new Equity and funds received for options or warrants to acquire such Equity, and (c) funds belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties).
“Guarantor” means ECO and any Subsidiary of ECO which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 7.17.
“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
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“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
“Highest Lawful Rate” means, with respect to each Holder Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Holder Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Holder Party as appropriate to assure that the Note Documents are not construed to obligate any Person to pay interest to any Holder Party at a rate in excess of the Highest Lawful Rate applicable to such Holder Party.
“Holder Confidential Information” has the meaning given to such term in Section 12.7(a).
“Holder Parties” means Administrative Agent and all Holders.
“Holders” has the meaning given to such term in the preamble hereto.
“Holders Schedule” means Schedule 4 hereto.
“Hydrocarbons” means crude oil, natural gas or other liquid or gaseous hydrocarbons.
“Indebtedness” of any Person means Liabilities in any of the following categories:
(a) Liabilities for borrowed money;
(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;
(c) Liabilities evidenced by a bond, debenture, note or similar instrument;
(d) Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);
(e) Liabilities arising under Hedging Contracts;
(f) Capital Lease Obligations;
(g) Liabilities arising under conditional sales or other title retention agreements;
(h) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;
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(i) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;
(j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefore;
(k) Liabilities with respect to banker’s acceptances;
(1) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or
(m) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;
provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.
“Independent Engineer” means a nationally or regionally recognized independent petroleum engineering company, which may be chosen by Company if acceptable to the Required Holders in their sole and absolute discretion.
“Initial Pro Forma Financial Statements” means the pro forma balance sheet of Company as of the Closing Date (after giving effect to the Closing Date Transactions).
“Insurance Advisor” means Aon Risk Services or such other reputable insurance advisor reasonably acceptable to the Required Holders.
“Insurance Schedule” means Schedule 3 attached hereto.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.
“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase, acquisition of equity interests, indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.
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“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.
“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an Holder of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
“Loans” means any Loan made by a Holder to Company pursuant to Section 2.1.
“Management Services Agreement” means the Management Services Agreement dated of even date herewith among Parent, Northport, and Company, under which Northport has agreed to provide certain management services and general and administrative services for the Restricted Persons and has made certain other agreements.
“Material Adverse Change” means a material and adverse change, from the state of affairs existing on November 19, 2007 or from the state of affairs represented or warranted in any Note Document, to (a) ECO’s or Parent’s Consolidated financial condition, (b) ECO’s or Parent’s Consolidated business, assets, operations, properties or prospects, considered as a whole, (c) Company’s ability to timely pay the Obligations, (d) Parent’s ability to timely perform its obligations under the Warrant, (e) Northport’s ability to timely perform its obligations under the Management Services Agreement, or (f) the enforceability of the material terms of any Note Documents.
“Material Contracts” means (a) the Acquisition Documents, and (b) any contract or other arrangement to which ECO or any of its Subsidiaries is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Change.
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“Maturity Date” means August 29, 2010.
“Maximum Credit Amount” means the amount of $30,000,000.
“Minimum Scheduled Quarterly Principal Payment” means, with respect to any Quarterly Payment Date, an amount equal to 3.125% of the outstanding principal balance of the Notes on such date.
“Modified NPV10” means the sum of:
(a) with respect to any Proved Developed Producing Reserves attributable to the Eligible Mortgaged Properties, the NPV10 of such Reserves (calculated utilizing 95% of the expected future revenues of Restricted Persons attributable to such Reserves and 100% of expected expenses); plus
(b) with respect to any Proved Developed Non-Producing Reserves attributable to the Eligible Mortgaged Properties, the NPV10 of such Reserves (calculated utilizing 85% of the expected future revenues of Restricted Persons attributable to such Reserves and 100% of expected expenses); plus
(c) with respect to any Proved Undeveloped Reserves attributable to the Eligible Mortgaged Properties, the NPV10 of such Reserves (calculated utilizing 75% of the expected future revenues of Restricted Persons attributable to such Reserves and 100% of expected expenses);
provided, however, that the Modified NPV10 for any particular Proved Developed Non-Producing Reserves or Proved Undeveloped Reserves shall be zero (0) unless capital expenditures for the development of such Reserves, in at least the amounts required pursuant to the most recent Engineering Report, have been approved by Holder Parties as ANCF Capital Expenditures and such capital is reasonably expected to be available from Borrowings or as a deduction from ANCF as ANCF Capital Expenditures.
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Mortgage” means each deed of trust or mortgage from time to time given by Company or any Guarantor to secure any of the Obligations, as each may be amended, supplemented or otherwise modified from time to time.
“MV Pipeline” means MV Pipeline Company, an Oklahoma corporation.
“Northport” means Northport Production Company, an Oklahoma corporation.
“Note” means a promissory note in the form of Exhibit A evidencing one or more Loans, as amended, supplemented or otherwise modified from time to time.
“Note Documents” means this Agreement, the Notes, the Security Documents, the ORRI Conveyance, the Management Services Agreement, the Warrant, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
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“NPV10” means, with respect to any Proved Reserves expected to be produced from the Eligible Mortgaged Properties, the net present value of the future net revenues expected to accrue to Restricted Persons’ interests in such Reserves during the remaining expected economic lives of such Reserves, discounted at 10% per annum. Each calculation of such expected future net revenues shall be made as of the date requested in accordance with the then existing standards of the Society of Petroleum Engineers and Society of Petroleum Evaluation Engineers, provided that in any event:
(a) appropriate deductions shall be made for (i) Direct Taxes and existing burdens that are Permitted Liens, (ii) leasehold operating expenses, (iii) transportation, gathering, compression, and marketing burdens, (iv) capital expenditures (including plugging and abandonment costs) included in the Approved Plan of Development or otherwise approved in writing by Required Holders, and (v) ANCF Overhead Costs, all consistent with the most recent Engineering Report;
(b) the pricing assumptions used in determining NPV10 for any particular Proved Reserves shall be the Agreed Pricing; and
(c) leasehold operating expenses and capital expenditures in the most recently delivered Engineering Report will be escalated at the then current inflation rate.
NPV10 shall be calculated hereunder in connection with each Engineering Report, either by Company, by Administrative Agent, or by the engineering firm who prepares such Engineering Report; in the event of any conflict, Administrative Agent’s calculation shall be conclusive and final, absent manifest error. As used above, “investment grade counterparty” means a Person whose senior unsecured long-term debt obligations are rated BBB- by S&P and Baa3 or higher by Moody’s.
“NYMEX Pricing” means, as of any date of determination:
(a) for crude oil, ninety percent (90%) of the closing settlement price for the Light, Sweet Crude Oil futures contract for the applicable month, and
(b) for natural gas, ninety percent (90%) of the closing settlement price for the Henry Hub Natural Gas futures contract for the applicable month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).
“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Holder Party (or any third party beneficiary of any Note Document) under or pursuant to any of the Note Documents. “Obligation” means any part of the Obligations.
“Observer” has the meaning assigned to such term in Section 7.11.
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“Oil and Gas Properties” means all of the following which are, at the time in question, owned by ECO or any of its Subsidiaries: oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, compression, storage, processing and handling assets.
“ORRI” means the overriding royalty interest in the Oil and Gas Properties conveyed to Royalty Owner pursuant to the ORRI Conveyance.
“ORRI Conveyance” means the Overriding Royalty Conveyance executed by Existing Borrower pursuant to the Existing Note Purchase Agreement in favor of Royalty Owner whereby Existing Borrower conveyed an overriding royalty profits interest in and to its Oil and Gas Properties, as amended or supplemented.
“Parent” means Rio Vista Energy Partners L.P., a Delaware limited partnership.
“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. dated as of September 16, 2004.
“PDP Collateral Coverage Ratio” means the quotient of (i) the sum of (a) the Modified NPV10 with respect to all Proved Developed Producing Reserves attributable to the Eligible Mortgaged Properties, plus (b) Restricted Persons’ Working Capital (which, if negative, shall be deducted) divided by (ii) Restricted Persons’ total Indebtedness.
“Penny Petroleum” means Penny Petroleum Corporation, an Oklahoma corporation.
“Percentage Share” means, with respect to any Holder (a) when used in Section 2.1 or Section 2.2, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth below such Holder’s name on Holders Schedule, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Holder’s Loans at the time in question, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.
“Permitted ANCF Distributions” has the meaning given to such term in Section 8.6.
“Permitted G&A Expense Amount” means, with respect to a calendar month, the amount equal to the “Service Fee” described in the Management Services Agreement.
“Permitted Investments” means
(a) Cash Equivalents; and
(b) normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.
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“Permitted Liens” means:
(a) statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;
(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;
(d) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;
(e) Liens under the Security Documents;
(f) with respect only to property subject to any particular Security Document, additional Liens burdening such property which are expressly allowed by such Security Document; and
(g) Liens arising on or before the date hereof securing Indebtedness permitted under Section 8.1 not to exceed the aggregate amount of $100,000.
“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Governmental Authority, or any other legally recognizable entity.
“Prepayment Notice” means a notice in the form of Exhibit C, appropriately completed.
“Project” means all drilling and reserve acquisition activities in or relating to the Project Area.
“Project Area” means Haskell County, Oklahoma, McIntosh County, Oklahoma and Pittsburgh County, Oklahoma.
“Projected PDP Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Restricted Persons that are located in or offshore of the United States and that have attributable to them Proved Developed Producing Reserves, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 7.2(i) or (j), as applicable, and otherwise are satisfactory to Administrative Agent.
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“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.
“Quarterly Payment Date” means the second Business Day prior to the last day of each March, June, September and December.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.
“Required Holders” means Holders whose aggregate Percentage Shares exceed fifty percent (50.0%).
“Reserves” means estimated volumes of crude oil, condensate, natural gas, natural gas liquids, and associated substances anticipated to be commercially recoverable from known accumulations from a given date forward, under then existing economic conditions, by established operating practices, and under current government regulations. Reserve estimates are based on interpretation of geologic or engineering data available at the time of the estimate. Reserves do not include volumes of crude oil, condensate, natural gas, or natural gas liquids that have been produced (whether held in tanks, pipelines, processing plants, or in a formation or aquifer that is being used for storage). If required for financial reporting, reserve estimates or other purposes, Reserves may be reduced for on-site or processing losses.
“Restricted Notes” has the meaning set forth under Rule 144 promulgated under the Securities Act.
“Restricted Person” means any of Company, ECO, and each Subsidiary of ECO.
“Royalties” means overriding royalty and royalty interests, production payments, and similar types of mineral interests.
“Royalty Owner” means TCW Energy Funds X Holdings, L.P.
“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.
“Securities Act” means the Securities Act of 1933, as amended.
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“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Restricted Person’s other duties and obligations under the Note Documents.
“Security Schedule” means Schedule 2 hereto.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.
“TCW Governing Documents” has the meaning given to such term in Section 11.11.
“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
“Total Modified NPV10” means the sum of the Modified NPV10’s for all Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves as determined by Administrative Agent from the Engineering Report most recently prepared as of such time.
“Transaction Documents” means the Note Documents and the Acquisition Documents.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unused Commitment Amount” means an amount equal to the remainder of (a) the Commitment amount, minus (b) the Aggregate Advance Amount.
“Warrant” means the Common Unit Purchase Warrant dated of even date herewith from Parent issued to Warrant Owner.
“Warrant Owner” means TCW Energy Fund X-NL, L.P., a California limited partnership, together with its successors and assigns under the Warrant.
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“Working Capital” means ECO’s Consolidated current assets minus ECO’s Consolidated current liabilities. For purposes of this definition, “Consolidated current assets” and “Consolidated current liabilities” shall be determined in accordance with GAAP, except that:
(a) current assets will be calculated without including inventory and without including any accounts receivable or other Indebtedness owed to ECO or its Subsidiaries by their Affiliates;
(b) “Consolidated current assets” and “Consolidated current liabilities” will be calculated without including any amounts resulting from the application of FASB Statement 133;
(c) accounts receivable more than 90 days delinquent will be deleted; and
(d) so long as no Event of Default or Default has occurred, current liabilities will be calculated without including any payments of current maturities of principal on the Notes.
Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.
Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.
Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Note Document shall be deemed incorporated by reference in such Note Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.
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Section 1.5. Calculations and Determinations. All calculations under the Note Documents of interest chargeable with respect to Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Each determination by a Holder Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Holder Party shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Holders otherwise consent all financial statements and reports furnished to any Holder Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.
Section 1.6. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Note Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Note Document to be construed against any party because of its role in drafting such Note Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.
ARTICLE II — Purchase and Sale of Securities
Section 2.1. Note Purchase; Amendment & Restatement.
(a) Subject to the terms and conditions hereof, on the Closing Date Company shall issue to Holders, and each Holder shall purchase from Company (so long as all conditions precedent required hereby shall have then been satisfied), a Note or Notes in an aggregate principal amount equal to the such Holder’s Percentage Share of the Commitment on the Closing Date at which time Holders shall make an advance on the Notes in accordance with their respective Percentage Shares in the aggregate amount of $5,200,000. As described in subsection (c) below, the Existing Obligations in the principal amount of $16,500,000 together with accrued interest and other amounts due and owing thereunder shall be deemed to be renewed and extended Indebtedness of Company, and Loans to Company under the Notes, in accordance with Holders’ respective Percentage Shares. The Loans described in this subsection (a), including such renewed and extended Existing Obligations, shall be considered parts of a single Borrowing of $21,700,000.
(b) Subject to the terms and conditions hereof, Holders agree to make additional advances to Company (so long as all conditions precedent required hereby shall have been satisfied) on the Notes in accordance with their respective Percentage Shares from time to time during the Availability Period; provided, the aggregate amount of all Borrowings from any Holder shall not exceed the Commitment of that Holder. The aggregate amount of all Loans in any Borrowing must be greater than or equal to $2,500,000 (or any smaller amount that may be approved from time to time by Administrative Agent) or any higher integral multiple of $500,000 or must equal the amount of the remaining aggregate Commitments.
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(c) This Agreement and the Notes amend and restate in their entirety (but do not novate or extinguish) the Existing Note Purchase Agreement and promissory notes included in the Existing Credit Documents, and from and after the date hereof, the terms and provisions of such loan agreements and promissory notes shall be superseded by the terms and provisions hereof and of the Notes, respectively. Company acknowledges and agrees that (i) the Existing Obligations, and all accrued and unpaid interest thereon, shall be deemed to be renewed and extended Indebtedness of Company outstanding under and governed by this Agreement and evidenced by the Notes, and (ii) all Liens securing the Existing Obligations shall continue in full force and effect to secure the Obligations and be evidenced and governed by the Security Documents. On the Quarterly Payment Date of September 27, 2007, Existing Borrower failed to pay accrued interest in respect of the Loans in the aggregate amount of $590,868.06, and Company hereby agrees to pay to Administrative Agent for the account of the Holders $250,000 of such interest on the date hereof and the remaining balance on or before November 21, 2007.
Section 2.2. The Notes. The obligation of Company to repay to each Holder the aggregate amount of all Loans made by such Holder, together with interest accruing in connection therewith, shall be evidenced by a single Note made by Company payable to the order of such Holder in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Holder’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Holder minus all payments of principal theretofore received by such Holder on such Note. Interest on each Note shall accrue and be due and payable as provided herein. Each Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Company may not borrow, repay, and reborrow hereunder or under the Notes.
Section 2.3. Requests for New Loans. Company must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Holders. Each such notice constitutes a “Borrowing Notice” hereunder and must:
(a) specify the aggregate amount of any such Borrowing of new Loans and the date on which such Loans are to be advanced; and
(b) be received by Administrative Agent not later than 10:00 a.m., New York, New York time, on the tenth (10th) Business Day preceding the day on which any such Loans are to be made.
Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Company as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Holder will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Los Angeles, California the amount of such Holder’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Company. The failure of any Holder to make any new Loan to be made by it hereunder shall not relieve any other Holder of its obligation hereunder, if any, to make its new Loan, but no Holder shall be responsible for the failure of any other Holder to make any new Loan to be made by such other Holder.
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Section 2.4. [Reserved].
Section 2.5. Use of Proceeds. Company will use the proceeds of the Loans made on the Closing Date: (a) up to $800,000 to consummate the Acquisition, (b) to make a loan to GO in the amount of $2,200,000 pursuant to the GO Note, (c) up to $250,000 to pay accrued and unpaid interest in respect of the Existing Notes, (d) to pay the $1,950,000 Amendment and Reconveyance Fee described in Section 12.16, and (e) to pay closing expenses, costs and fees. The proceeds of the Loans made after the Closing Date shall be applied by Company to implement the Approved Plan of Development and to make other expenditures from time to time approved by Required Holders. In no event shall the funds from any Loan be used directly or indirectly by any Person (x) to fund Excess Drilling & Completion Costs, (y) for personal, family, household or agricultural purposes, or (z) for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.
Section 2.6. Interest Rates and Fees; Payment Dates.
(a) Interest Rates. Subject to subsection (b) below, each Loan shall bear interest on each day outstanding at the Fixed Rate compounded quarterly on each Quarterly Payment Date to the extent not paid.
(b) Default Rate. If an Event of Default shall have occurred and be continuing under Section 9.1(a), (b), (k)(i), (k)(ii), or
(k)(iii), all outstanding Loans shall bear interest at the Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 9.1(a), (b), (k)(i), (k)(ii), or (k)(iii)), Required Holders may, by notice to Company, elect to have the outstanding Loans bear interest at the Default Rate, and upon the giving of such notice, such Loans shall bear interest at the Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Holders shall have rescinded such notice.
(c) Commitment Fees. In consideration of each Holder’s commitment to make Loans, Company will pay to Administrative Agent (for the account of the Holders in accordance with their respective Percentage Shares) a commitment fee determined on a daily basis by applying the Commitment Fee Rate to the aggregate Unused Commitment Amount determined as of the end of each day during the Availability Period. This commitment fee shall be due and payable in arrears on each Quarterly Payment Date for the preceding ANCF Quarter.
(d) Up-Front Payment. In consideration of each Holder’s commitment to make Loans, Company will pay to Administrative Agent (or its designee or designees) an up-front payment equal to 1.5% of the aggregate amount of any increase in the Commitments (payable on a date that is prior to or concurrent with the effective date of any such increase). Payment of such payment shall be by wire transfer of immediately available funds or upon the instruction of Company, by deduction from the purchase price of the Notes.
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Section 2.7. Collateral Account.
(a) Establishment of Collateral Accounts; Rules for Application.
(i) Company shall establish and maintain at its expense the Collateral Account pursuant to the Collateral Account Agreement.
(ii) Company shall deposit or cause to be deposited into the Collateral Account all Gross Cash Revenues from and after the Closing Date through the Maturity Date or, if later, the date when all Obligations are paid in full. In addition, Company shall deposit all funds into the Collateral Account from the Borrowing on the Closing Date that are not applied under clauses (a) or (c) of the first sentence of Section 2.5 until such funds may be applied to the development of Oil and Gas Properties comprising part of the APOD pursuant to clause (b) of such sentence.
(iii) Except as provided in clause (v) below, all amounts in the Collateral Account shall be applied to the following purposes in the following order or priority:
(A) Direct Taxes and Royalties;
(B) ANCF LOE and ANCF Transportation Costs;
(C) Fees and expenses under the Note Documents;
(D) Accrued and unpaid interest on the Notes and accrued unpaid commitment fees under Section 2.6(c);
(E) ANCF Overhead Costs;
(F) ANCF Capital Expenditures;
(G) Payments of principal on the Notes as required hereunder; and
(H) Permitted ANCF Distributions.
(iv) Prior to its receipt of a Notice of Exclusive Control (defined below), Company may instruct the administrator of the Collateral Account to transfer or disburse amounts from it to Company’s operating account from time to time for use in the ordinary course of its business, subject to the terms and provisions of this Agreement, including the priority of payment provisions specified in subsection (a)(iii) above. Administrative Agent may at any time determine to exercise exclusive dominion and control over the Collateral Account, and, upon receipt of notice from Administrative Agent of such determination (a “Notice of Exclusive Control”), Company shall cease giving the instructions described in the preceding sentence to the administrator of the Collateral Account. During the time when a Notice of Exclusive Control is in effect, Administrative Agent shall, subject to the provisions of subsection (a)(v) below, transfer or disburse amounts from the Collateral Account to Company’s operating account (or, in Administrative Agent’s discretion, directly to the Persons entitled to receive payment of such amounts) from time to time for use in the ordinary course of Company’s business, subject to the terms and provisions of this Agreement, including the priority of payment provisions specified in subsection (a)(iii) above.
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(v) After the occurrence of an Event of Default under any Note Document or Company’s failure to comply with the terms of this Section 2.7, Administrative Agent may, at its option, from time to time apply all sums in the Collateral Account to the reduction of outstanding principal, interest and other sums owed by Company on, the Notes or other Note Documents.
(vi) Upon the satisfaction in full of all amounts owed by Company under the Note Obligation Documents, Administrative Agent shall have all amounts remaining in the Collateral Account disbursed to Company.
(b) Notice. Not later than 5 Business Days after the date hereof and at all times thereafter, Restricted Persons shall send a notice, in form satisfactory to Administrative Agent, to all existing and/or new purchasers of Hydrocarbons produced from the Eligible Mortgaged Properties and/or other Persons making payments to Restricted Persons in respect of their oil and gas business, directing them to forward all amounts payable to Restricted Persons directly to the Collateral Account at the mailing address of the depositary bank for deposit into the Collateral Account (or alternatively, by wire transfer directly into the Collateral Account). The failure of such purchasers to comply with any such notice shall not constitute a Default hereunder by any Restricted Person, provided that (i) such purchaser’s failure to comply with such notice is not done at the request of a Restricted Person and (ii) Company or Company’s Affiliate shall forward all amounts received from such purchaser to the Collateral Account within one (1) Business Day of Company’s or Company’s Affiliate’s receipt thereof.
(c) Acknowledgments. Company hereby acknowledges that:
(i) It has granted and assigned to Administrative Agent a first priority, perfected security interest in the Collateral Account, all funds therein and all proceeds thereof pursuant to the Collateral Account Agreement; and
(ii) Company shall not be permitted to withdraw, transfer or disburse any funds from the Collateral Account except in accordance with the terms hereof, the Collateral Account Agreement and each other Note Document.
(d) Attorney-in-fact. Company hereby appoints Administrative Agent its attorney-in-fact, with full power of substitution, to execute and file on behalf of Company, any financing statement, continuation statement or instrument of further assurance to more effectively perfect, continue or confirm (i) the provisions of this Section 2.7 and of any agreement entered into by Company, Administrative Agent and the depositary bank administering the Collateral Account and (ii) the security interest granted in the Collateral Account. This power, being coupled with an interest, shall be irrevocable until all amounts due in connection with the Notes have been paid in full.
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Section 2.8. Mandatory Prepayments & Note Exchange.
(a) On each Quarterly Payment Date beginning with December 29,2008 and on each Quarterly Payment Date thereafter, to and including the Quarterly Payment Date immediately preceding the Maturity Date, Company shall make a principal payment in respect of the Notes in an aggregate amount equal to the greater of (i) (x) the Dedication Rate multiplied by the Adjusted Net Cash Flow for the ANCF Quarter applicable thereto, minus (y) the Permitted ANCF Distribution, if any, permitted to be made by ECO on such Quarterly Payment Date, and (ii) the Minimum Scheduled Quarterly Principal Payment. If any principal or interest amount payable under the Notes remains outstanding at the Maturity Date, such amount will be paid in full by Company to the Holders in immediately available funds on the Maturity Date.
(b) If the Required Holders shall, in their sole and absolute discretion, approve the sale of any Collateral requested by a Restricted Person, Company shall make a payment in respect of the Notes in an aggregate amount equal to the sales proceeds received by such Restricted Person net only of reasonable out-of-pocket costs of such sale paid to non-Affiliates of Company.
(c) Company has requested a Loan from Holders in order to finance the payment of the Amendment and Reconveyance Fee, as defined and described in Section 12.16, and the interest payment described in Section 2.5 in the aggregate principal amount of $2,250,000 (the “Demand Loan”). At any time and from time to time during the period commencing on May 19, 2008 through and including November 19, 2009 (the “Demand Period”), Administrative Agent may, in the exercise of its sole discretion, demand in writing that Company repay all or any portion of the outstanding principal amount of the Demand Loan, together with all interest then accrued and unpaid on the principal so prepaid (a “Demand Notice”). The principal amount of the Demand Loan to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day) in the Demand Notice, together with interest on such principal amount accrued to such date; provided that such date fixed for prepayment shall not be earlier than ninety (90) days after the delivery of such Demand Notice.
(d) Company hereby acknowledges that Parent has granted Holders the right to exchange all or any portion of the Loans evidenced by the Notes for Equity of Parent, upon the terms and as provided in the Warrant. Upon giving effect to any such exchange, the outstanding principal amount of the Loans shall be reduced to the extent of any such exchange, and, upon the written request of Company, Administrative Agent will confirm the outstanding principal balance of the Loans after giving effect to any such exchange.
(e) In the event that Company receives any payments of principal in respect of the GO Note (a “GO Principal Payment”), it shall immediately make a principal payment in respect of the Notes in an aggregate amount equal to such GO Principal Payment.
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Section 2.9. Optional Prepayments.
(a) Company may, upon not less than thirty and not more than forty-five days’ notice to Administrative Agent in the form of a Prepayment Notice, prepay on any Quarterly Payment Date all or any part of the Notes, without premium or penalty, at 100% of the principal amount so prepaid, provided that any partial payment on the Notes must not be less than $2,500,000 in the aggregate for all Notes then outstanding. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
(b) In the case of each prepayment of Notes pursuant to this Section 2.9, the principal amount of each Note to be prepaid shall mature and become due and payable on the Quarterly Payment Date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
(c) Any principal prepaid pursuant to this Section 2.9 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Note Documents at the time of such prepayment. Any such prepayments hereof shall be applied first, to accrued but unpaid interest on the Notes, and second, to outstanding principal on the Notes until paid in full. No prepayment on the Notes shall, until the Notes have been paid in full, have the effect of reducing the mandatory prepayments required under Section 2.8.
Section 2.10. Financing Arrangements. Regardless of whether the Loans have been paid or prepaid in full, prior to the expiration of the Availability Period neither Company nor any Affiliate of Company or any equity holder of Company shall seek or obtain any financing to acquire any Oil and Gas Properties in the Project Area or fund any development of Oil and Gas Properties in the Project Area from any source other than TCW or an Affiliate of TCW.
ARTICLE III — Payments to Holders
Section 3.1. General Procedures. Company will make each payment which it owes under the Note Documents to Administrative Agent for the account of the Person to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 10:00 a.m., New York, New York time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Note Document under which such payment is due.
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Each payment under a Note Document shall be due and payable at the place set forth for Administrative Agent on the Holders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Holder Party shall apply all such money so distributed, as follows:
(a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 7.9 or 12.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Holder Parties shall otherwise agree);
(b) then for the prepayment of amounts owing under the Note Documents (other than principal of the Loans) if so specified by Company;
(c) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and
(d) last, for the payment or prepayment of any other Obligations.
All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.6. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Holder Party then owed Obligations described in such subsection in proportion to all amounts owed to all Holder Parties which are described in such subsection; provided that if any Holder then owes payments to Administrative Agent under Section 11.4, any amounts otherwise distributable under this section to such Holder shall be deemed to belong to Administrative Agent to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Holder.
Section 3.2. Payment of Interest. On each Quarterly Payment Date, Company shall pay the interest then accrued on the Loans in full in immediately available funds.
Section 3.3. Place of Payment. Payments becoming due and payable on the Notes and under the other Note Documents shall be made in New York, New York at Administrative Agent’s offices located at 200 Park Avenue, Suite 2200, New York, New York 10166 or, at the election of Administrative Agent, by wire transfer to a bank and account located in the State of New York specified by Administrative Agent. Administrative Agent may at any time, by notice to Company, change the place of payment of any such payments so long as such place of payment shall be in the State of New York.
Section 3.4. Capital Reimbursement. If either (a) the introduction or implementation after the date hereof of or the compliance with or any change after the date hereof in or in the interpretation of any Law regarding capital adequacy, or (b) the introduction or implementation after the date hereof of or the compliance with any request, directive or guideline issued after the date hereof from any central bank or other Governmental Authority (whether or not having the force of Law) regarding capital requirements has or would have the effect of reducing the rate of return on any Holder Party’s capital, or on the capital of any corporation controlling such Holder Party, as a consequence of the Loans made by such Holder Party, to a level below that which such Holder Party or such corporation could have achieved but for such change (taking into consideration such Holder Party’s policies and the policies of any such corporation with respect to capital adequacy), then from time to time Company will pay to Administrative Agent for the benefit of such Holder Party, within 3 Business Days of demand therefore by such Holder Party, such additional amount or amounts which such Holder Party shall determine to be appropriate to compensate such Holder Party for such reduction.
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Section 3.5. Reimbursable Taxes. Company covenants and agrees that:
(a) Company will indemnify each Holder Party against and reimburse each Holder Party for all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Loans (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which it is organized or otherwise resides for tax purposes or maintains the office, branch, or agency through which it administers this Agreement, (ii) with respect to each Holder Party, taxes imposed by reason of any present or former connection between such Holder Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated hereby, and (iii) any United States withholding tax imposed on any payment by Company pursuant to this Agreement or under any Loans, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Holder Party under the laws and treaties in effect when such Holder Party first becomes a party to this Agreement (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes”). Such indemnification shall be on an after-tax basis and paid within 3 Business Days after a Holder Party makes demand therefor.
(b) All payments on account of the principal of, and interest on, each Holder Party’s Loans and Note, and all other amounts payable by Company to any Holder Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Company. In the event of Company being compelled by Law to make any such deduction or withholding from any payment to any Holder Party, Company shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Holder Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If Company should make any deduction or withholding as aforesaid, Company shall within 60 days thereafter forward to such Holder Party an official receipt or other official document evidencing payment of such deduction or withholding.
(c) Notwithstanding the foregoing provisions of this section, Company shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Holder Party, other than a Holder Party (i) who is a U.S. person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Administrative Agent (with copies provided to Company) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Company shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Holder Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Holder Party may reasonably request for assisting such Holder Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Holder Party is subject to tax.
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As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of the Holder Party providing the forms or statements, (y) the Internal Revenue Code, or (z) any applicable rules or regulations thereunder, permit Company to make payments hereunder for the account of such Holder Party free of such deduction or withholding of income or similar taxes.
ARTICLE IV — Conditions Precedent to Lending
Section 4.1. Closing Date Conditions. The obligation of any Holder to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 12.1, of the following conditions on or before the Closing Date:
(a) Closing Documents. Administrative Agent shall have received all of the following, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:
(i) This Agreement and any other documents that Holders are to execute in connection herewith.
(ii) Each Note.
(iii) each Security Document listed in the Security Schedule.
(iv) the Management Services Agreement.
(v) Certain certificates of Company including:
(A) An “Omnibus Certificate” of the Secretary and of the President (or equivalent representatives) of Company, which shall contain the names and signatures of the officers or representatives authorized to execute Note Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors (or other governing board) and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Note Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents and all amendments thereto, certified by the appropriate official of the state of organization, and (3) a copy of any bylaws (or other equivalent documents); and
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(B) A “Compliance Certificate” of the Chairman of the Board or President (or equivalent representative) of Company, of even date with such Loan, in which such officer certifies to the satisfaction of the conditions set out in Section 4.2.
(vi) Certificate (or certificates) of the due formation, valid existence and good standing of Company in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of Company’s good standing and due qualification to do business, issued by appropriate officials in any states in which Company owns property subject to Security Documents.
(vii) Documents similar to those specified in subsections (a)(iv)(A) and (a)(v) of this section with respect to each Guarantor.
(viii) Certificates or binders evidencing Restricted Persons’ insurance in effect on the date hereof.
(ix) Title opinions and other title information concerning the Project Area in form and substance satisfactory to Administrative Agent.
(x) A copy of each Acquisition Document, duly executed and delivered by each party thereto.
(xi) A solvency certificate of Company dated the Closing Date demonstrating that after giving effect to the consummation of the Closing Date Transactions and the Transaction Documents such Person is solvent.
(b) Investment Committee Approval. The Investment Committee of TCW shall have approved the purchase of the Notes.
(c) Collateral Account. Company shall have established the Collateral Account set forth in Section 2.7 hereof, and upon the funding of the initial Loans, Administrative Agent shall deliver such funds to the Collateral Account.
(d) Organizational Structure. The organizational structure and capital structure of Company shall be as set forth in Schedule 5, which Schedule shall be in form and substance satisfactory to Administrative Agent in its sole and absolute discretion.
(e) Insurance Report. The Holders shall have received and approved a certificate of insurance coverage of the Holder evidencing that the Holder is carrying insurance in accordance with Section 7.8.
(f) Financial Statements. The Holders shall have received, in form and substance satisfactory to it, the pro forma opening financial statements and projections of Company demonstrating the ability of Company to (i) repay its debts, including the Obligations, and satisfy its other obligations when due and (ii) comply with the covenants contained in Articles VII and VIII hereof.
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(g) Payment of Expenses. The Holders and their counsel shall have received all fees and other amounts due and payable on or prior to the Closing Date with respect to this Agreement, including, without limitation, fees and reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Company hereunder or under each mandate or expense letter executed by Company or any Affiliate thereof.
(h) Equity Contributions. Company shall have received from ECO $6,400,000, in cash, and 1,000,000 common units of Parent, in each case as a capital contribution to Company.
(i) Closing Date Transactions. Administrative Agent shall have received a certificate of the president or chief financial officer of Company certifying that Company is concurrently consummating the Closing Date Transactions (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto) and acquiring all of the Oil and Gas Properties contemplated thereby.
(j) Legal Opinions. Administrative Agent shall have received favorable opinions of Sprouse Shrader Smith P.C. and Kevin W. Finck, counsel for the Restricted Persons, Parent, General Partner, and Northport, in form and substance acceptable to Administrative Agent.
(k) Completion of Proceedings. All corporate, partnership, limited liability company, and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
(1) Due Diligence. Administrative Agent and Holders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of Company, including a review of its relevant Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects relevant to the financing under the Note Purchase Agreement.
(m) Other Documentation. Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 3.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.
(n) No Default. No event shall have occurred and be continuing that would constitute an Event of Default or a Default.
Section 4.2. Additional Conditions Precedent. No Holder has any obligation to make any Loan (including its first) unless the following conditions precedent have been satisfied:
(a) All representations and warranties made by any Person in any Note Document shall be true in all respects on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Holders and Administrative Agent.
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(b) All representations and warranties made by any party to the Acquisition Documents shall be true in all respects as of the Closing Date.
(c) No Default shall exist at the date of such Loan.
(d) No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Company’s Consolidated financial condition or businesses since the Closing Date.
(e) Each Restricted Person shall have performed and complied with all agreements and conditions required in the Note Documents to be performed or complied with by it on or prior to the date of such Loan.
(f) The making of such Loan shall not be prohibited by any Law and shall not subject any Holder to any penalty or other onerous condition under or pursuant to any such Law.
(g) Administrative Agent shall have received all documents and instruments which Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Company and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Note Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.
(h) Company shall have provided Administrative Agent with documentation and cost estimates demonstrating that the proceeds of such Loan will be applied by Company to implement the Approved Plan of Development as provided by the second sentence of Section 2.5, as requested by Administrative Agent and in form satisfactory to Administrative Agent in its sole and absolute discretion.
Section 4.3. Conditions Precedent to Company’s Obligations. The obligations of Company to issue the Notes under Section 2.1 of this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions, the waiver of which shall not be effective against Holders if they do not consent thereto:
(a) All representations and warranties made by any Holder in Article VI shall be true in all respects on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Holders and Administrative Agent.
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(b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Holder, or any Affiliate of Holder or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of any Note Document delivered on the Closing Date or the consummation of the transactions contemplated thereby.
ARTICLE V — Representations and Warranties of Company
To confirm each Holder’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Holder to enter into this Agreement and to extend credit hereunder, Company represents and warrants to Administrative Agent and each Holder that:
Section 5.1. No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Transaction Document. No seller under the Acquisition Documents is in default of any of its obligations to Company under any Acquisition Document or in breach of any of its representations and warranties to Company thereunder. No event has occurred and is continuing which constitutes a Default.
Section 5.2. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.
Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Company is duly authorized to borrow funds hereunder.
Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Transaction Documents to which each is a party, the performance by each of its obligations under such Transaction Documents, and the consummation of the transactions contemplated by the various Transaction Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Transaction Documents. Except as expressly contemplated in the Transaction Documents no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Transaction Document or to consummate any transactions contemplated by the Transaction Documents. The Equity of MV Pipeline being pledged pursuant to the Security Documents is not subject to any restriction on the transfer, pledge, or voting of such Equity.
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Section 5.5. Enforceable Obligations. This Agreement is, and the other Transaction Documents when duly executed and delivered will be, legal, valid and binding obligations of each of the Restricted Persons and each of their respective Affiliates which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.
Section 5.6. Initial Pro Forma Financial Statements. Once delivered pursuant to Section 7.23, the Initial Pro Forma Financial Statements will fairly present ECO’s Consolidated financial position at the effective time of the Acquisition and the Consolidated results of its operations and its Consolidated cash flows for the respective periods thereof.
Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Company or material with respect to Company’s Consolidated financial condition and not shown in the most recently delivered financial statements or disclosed in Section 5.7 of the Disclosure Schedule or which constitute Indebtedness and are otherwise permitted under Section 8.1. Except as shown in the Initial Pro Forma Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to cause a Material Adverse Change. Except as listed in Section 5.7 of the Disclosure Schedule, no Restricted Person has any Material Contracts (other than oil and gas leases, unit agreements, unit operating agreements, and joint operating agreements that are specifically listed on the property descriptions attached to the Mortgage).
Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore to Administrative Agent by or on behalf of Company or any of its Affiliates in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Company or its Affiliates (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No Material Adverse Change has occurred since the date of the first Borrowing. There is no fact known to Company or its Affiliates (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to Administrative Agent in writing which could cause a Material Adverse Change. There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report are necessarily based upon professional opinions, estimates and projections and that Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Except for the Acquisition Documents and the GO Note, Company has no Material Contracts.
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Section 5.9. Litigation. Except as disclosed in the Initial Pro Forma Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Governmental Authority which could cause a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property which could cause a Material Adverse Change.
Section 5.10. Labor Disputes and Acts of God. Except as disclosed in Section 5.10 of the Disclosure Schedule, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Change.
Section 5.11. ERISA Plans and Liabilities. All currently existing ERISA Plans, if any, are listed in Section 5.11 of the Disclosure Schedule. Except as disclosed in the Initial Pro Forma Financial Statements or in Section 5.11 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in Section 5.11 of the Disclosure Schedule: (a) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $500,000.
Section 5.12. Environmental and Other Laws. Except as disclosed in Section 5.12 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Company, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any Collateral; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of such properties and any potential environmental liabilities associated therewith.
[Note Purchase Agreement]

Section 5.13. Insurance. The Insurance Schedule contains an accurate and complete description of all material policies of property and casualty, liability, workmen’s compensation and other forms of insurance owned or held by or on behalf of any Restricted Person. Such policies constitute all policies of insurance required to be maintained under Section 7.8 hereof. All such policies are in full force and effect, all premiums due with respect thereto have been paid, and no notice of cancellation or termination in all material respects has been received with respect to any such policy. Such policies are sufficient for compliance in all material respects with all requirements of law and of all agreements to which any Restricted Person is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Restricted Persons; will remain in full force and effect through the respective dates set forth in the Insurance Schedule without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Note Documents.
Section 5.14. Names and Places of Business. No Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.14 of the Disclosure Schedule. Except as otherwise indicated in Section 5.14 of the Disclosure Schedule, the chief executive office and principal place of business of each Restricted Person are (and for the preceding five years have been) located at the address of Company set out in Section 12.3. Except as indicated in Section 5.14 of the Disclosure Schedule or otherwise disclosed in writing to Administrative Agent, no Restricted Person has any other office or place of business.
Section 5.15. Subsidiaries. Company does not presently have any Subsidiary except those listed in Section 5.14 of the Disclosure Schedule or disclosed to Administrative Agent in writing. No Restricted Person has any equity investments in any other Person except those listed in Section 5.14 of the Disclosure Schedule. Company owns, directly or indirectly, the equity interests in each of its Subsidiaries which is indicated in Section 5.14 of the Disclosure Schedule or as disclosed to Administrative Agent in writing.
Section 5.16. Government Regulation. Neither Company nor any other Restricted Person owing Obligations is (a) a “registered holding company”, or a “subsidiary company” of a “registered holding company”, or an “affiliate” of a “registered holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (b) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (c) subject to regulation under the Federal Power Act, as amended, or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
[Note Purchase Agreement]

Section 5.17. Solvency. Upon giving effect to the issuance of the Notes, the execution of the Transaction Documents by the parties thereto and the consummation of the transactions contemplated hereby and thereby, Restricted Person will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of each Restricted Person’s absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of such Restricted Person’s assets, and (ii) each Restricted Person’s capital should be adequate for the businesses in which such Restricted Person is engaged and intends to be engaged. No Restricted Person has incurred (whether under the Note Documents or otherwise), nor does any Restricted Person intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.
Section 5.18. Title to Properties; Licenses. Each Restricted Person has good and defensible title to, or valid leasehold interests in, all of the Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business. Each Engineering Report at any time delivered pursuant to Section 7.2(i) correctly states the working interests and net revenue interests of the Restricted Persons in the Proved Reserves that are the subject of such Engineering Report. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Restricted Person is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of such Proved Reserves in excess of such working interests, and (subject to the Note Documents) each Restricted Person is entitled to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. No Restricted Person has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. No Restricted Person has any “securities accounts” as defined and described in the UCC.
Section 5.19. Regulation U. None of Company, Parent, nor any of their Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.
[Note Purchase Agreement]

Section 5.20. Leases and Contracts; Performance of Obligations. The leases, deeds, and other agreements comprising part of the Acquisition or forming a part of the Oil and Gas Properties of the Restricted Persons to which Proved Reserves are attributed in each Engineering Report are in full force and effect. To the best knowledge of Restricted Persons after due inquiry, all rents, royalties and other payments due and payable under such leases, deeds, and other agreements have been properly and timely paid other than to the extent such could not reasonably be expected to cause the loss or forfeiture of any such Proved Reserves. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, deeds, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties, where such default could adversely affect the ownership or operation of any Oil and Gas Properties to which any such Proved Reserves are attributed. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.
Section 5.21. Marketing Arrangements. Except as set forth in Section 5.21 of the Disclosure Schedule, no Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfers, or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.21 of the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property of a Restricted Person is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled by such Restricted Person on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms reasonably available with third parties not affiliated with Company. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed in Section 5.21 of the Disclosure Schedule that is computed in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property curtailed substantially below such property’s delivery capacity, except for curtailments caused (a) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Restricted Person and which by the exercise of reasonable diligence such Restricted Person is unable to prevent or overcome, and (b) by routine maintenance requirements in the ordinary course of business.
[Note Purchase Agreement]

Section 5.22. Right to Receive Payment for Future Production. Except as set forth in Section 5.22 of the Disclosure Schedule, no Restricted Person, nor to the best knowledge of Restricted Persons after due inquiry any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties after the date hereof. Except as set forth in Section 5.22 of the Disclosure Schedule, no Oil and Gas Property is subject to any “take or pay”, gas imbalances or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Except as set forth in Section 5.22 of the Disclosure Schedule, there is no Oil and Gas Property with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.22 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. No Oil and Gas Property is subject at the present time to any regulatory refund obligation and, to the best of Restricted Person’s knowledge, no facts exist which might cause the same to be imposed.
Section 5.23. Operation of Oil and Gas Properties. The Oil and Gas Properties (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in conformity with the Permitted Liens. No Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells located on the Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Property, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.
Section 5.24. Ad Valorem and Severance Taxes; Litigation. Each Restricted Person has paid and discharged all ad valorem taxes assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom. There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) which might affect the Oil and Gas Property, including any which challenge or otherwise pertain to any Restricted Person’s title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom.
[Note Purchase Agreement]

Section 5.25. Acquisition. Company has concurrently herewith delivered to Administrative Agent true, correct and complete copies of the Acquisition Documents, which have been executed and delivered in the forms previously delivered to the Holders for their review (in each case, as appropriately completed). Company has not waived or amended any term or condition thereof. As of the Closing Date, each of the representations and warranties made by any party in the Acquisition Documents is true and correct in all respects, except for any such representation or warranty that expressly applies only to a specified earlier date, in which case such representation or warranty shall have been true and correct in all respects as of such earlier date; and neither Company nor any other party thereto has failed in any respect to perform any obligation or covenant required by the Acquisition Documents to be performed or complied with by it on or before the Closing Date. The Acquisition will have been consummated on or prior to the Closing Date in compliance with the terms and conditions thereof and all conditions precedent to such consummation will be fully satisfied.
ARTICLE VI — Representations and Warranties of Holders
Each of the Holders hereby, represents, warrants and covenants to Company as follows:
Section 6.1. Organization of Holders. Each of the Holders has been duly formed and is validly existing as a corporation or other legal entity in good standing under the laws of its jurisdiction of organization. Each of the Holders has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.
Section 6.2. Authority of Holders. The execution and delivery by each of the Holders of this Agreement, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary actions of such Holder. This Agreement and all other Closing Documents executed by each of the Holders have been duly and validly executed and delivered by such Holder and constitute the legal, valid and binding obligations of such Holder, enforceable against such Holder, in accordance with their terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) is subject to general principles of equity.
Section 6.3. Compliance with Laws and Other Instruments. The consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of the terms and provisions of the Closing Documents to which each of the Holders is a party will not (i) contravene, result in any breach of, or constitute a default under, any charter or bylaws or other organizational documents of such Holder, or any material agreement or instrument to which such Holder is a party, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order of any court, arbitrator or Governmental Authority applicable to such Holder, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Holder.
Section 6.4. Acquisition for Holder’s Account. Each of the Holders is acquiring and will acquire the Notes for its own account, with no present intention of distributing or reselling such Notes or any part thereof in violation of applicable securities laws.
[Note Purchase Agreement]

Section 6.5. Notes Not Registered. Each of the Holders acknowledges that its Notes have not been, and when issued will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction.
Section 6.6. Accredited Investor. Each of the Holders represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect, or a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act, as presently in effect).
ARTICLE VII — Affirmative Covenants of Company
To conform with the terms and conditions under which each Holder is willing to have credit outstanding to Company, and to induce each Holder to enter into this Agreement and extend credit hereunder, Company warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Holders have previously agreed otherwise:
Section 7.1. Payment and Performance. Each Restricted Person will pay all amounts due under the Note Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Note Documents to which it is a party. Company will cause each of its Affiliates to observe, perform and comply with every such term, covenant and condition in any Note Document.
Section 7.2. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. ECO and Company will maintain and will cause their Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Holder Party at Company’s expense:
(a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated and consolidating financial statements of ECO together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm selected by ECO and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, concurrently with the delivery of such financial statements, Company will furnish a report signed by such accountants (i) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year with the requirements of Sections 8.11 and 8.12, and (ii) further stating that in making their examination and reporting on the Consolidated financial statements described above they did not conclude that any Default existed at the end of such Fiscal Year or at the time of their report, or, if they did conclude that a Default existed, specifying its nature and period of existence.
[Note Purchase Agreement]

(b) As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, ECO’s Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of ECO’s earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition Company will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit D signed by the chief financial officer of ECO stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that he has reviewed the Note Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 8.11 and 8.12 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.
(c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Parent or any Restricted Person to its equity holders and all registration statements, periodic reports and other statements and schedules filed by Parent or any Restricted Person with any securities exchange, the Securities and Exchange Commission or any similar Governmental Authority.
(d) Together with each set of financial statements furnished under subsections (a) and (b) of this section, Company will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of each of the Restricted Persons, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.
(e) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, a business and financial plan, together with a capital expenditure schedule, for Restricted Persons (in form reasonably satisfactory to Administrative Agent), prepared by a senior financial officer thereof, setting forth for the first year thereof, quarterly financial projections and budgets for Restricted Persons, and thereafter yearly financial projections and budgets during the Availability Period.
(f) Concurrently with the annual renewal of Restricted Persons’ insurance policies, Company shall, if requested by Administrative Agent in writing, cause a certificate or report to be issued by Administrative Agent’s Insurance Advisor or other insurance consultants satisfactory to Administrative Agent certifying that Restricted Persons’ insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with the provisions of this Agreement and the Security Documents.
(g) As soon as available and in any event no later than the fifteenth (15th) day after the end of each month, monthly operating reports of Restricted Persons which shall include a description by field of the gross quantities of Hydrocarbons and water produced from the Eligible Mortgaged Properties during such month;
[Note Purchase Agreement]

(h) On each Quarterly Payment Date, a consolidated report in detail acceptable to Administrative Agent containing:
(i) a detailed calculation of ANCF for the preceding ANCF Quarter including a detailed aging of Restricted Persons’ accounts receivable and payable;
(ii) regardless of whether the same are included in such calculation of ANCF, a detailed calculation of any leasehold operating expenses, overhead costs, capital expenditures, and other direct charges or overhead costs with respect to the Eligible Mortgaged Properties specifying any material differences from those approved and those actually incurred;
(iii) a summary of wells drilled, completed or worked over during the reporting period showing the total depth drilled or tested, and the existing or anticipated perforated interval and upon request copies of any well logs across the pay sectors;
(iv) a discussion of any current operating problems with any wells and any proposed solutions;
(v) any technical studies conducted during the reporting period of performance; and
(vi) a projection of capital expenditures for the next ANCF Quarter and if any of such capital expenditures are not ANCF Capital Expenditures the sources of capital for the payment thereof.
(i) during the Availability Period, a semi-annual Engineering Report, to be effective as of each May 1 and November 1 of each year and to be delivered to Administrative Agent prior to June 1 and December 1 for each respective period; and after the end of the Availability Period, an annual Engineering Report to be effective as of November 1 of each year and to be delivered prior to December 1 of each year. Each Engineering Report shall:
(i) be prepared at Company’s expense by the Independent Engineer, concerning all of the oil and gas properties of Restricted Persons, including the Eligible Mortgaged Properties;
(ii) separately report on Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves of the Eligible Mortgaged Properties, and separately calculate the NPV10 of each such category of Reserves;
(iii) use Agreed Pricing;
(iv) take into account Restricted Persons’ actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs;
(v) take into account any “over-produced” status under gas balancing arrangements; and
(vi) otherwise be in form and substance satisfactory to Administrative Agent.
[Note Purchase Agreement]

In the event that Company and Administrative Agent disagree over whether or not any workovers or other remedial capital expenditures should be included in an Engineering Report for the purposes of calculating NPV10, the engineers preparing the report shall resolve such disagreement by determining whether such expenditures are likely to be required in accordance with prudent industry practice and shall include or exclude such expenditures based upon such determination.
(j) after the Availability Period, a semi-annual engineering report as of May 1 of each year, which shall be generated internally by Company and shall satisfy the requirements of clauses (ii) through (vi) of the preceding subsection (i). Such interim engineering reports shall include, but not be limited to, calculations of NPV10 on the Eligible Mortgaged Properties.
(k) as soon as available and in any event not later than December 28 of each Fiscal Year, an annual budget of ECO and its Subsidiaries reviewed by the Manager and the principal financial officer of ECO, setting forth in reasonable detail, the projected revenues and expenses for ECO and its Subsidiaries for the next succeeding Fiscal Year.
(1) Upon request by Administrative Agent, a list, by name and address, of those Persons who have purchased production during such Fiscal Quarter from the Eligible Mortgaged Properties, in form and substance satisfactory to Administrative Agent.
Section 7.3. Notice of Material Events and Change of Address. Company will promptly notify each Holder Party in writing, stating that such notice is being given pursuant to this Agreement, of:
(a) occurrence of any Material Adverse Change,
(b) the occurrence of any Default,
(c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change,
(d) the occurrence of any Termination Event,
(e) any claim of $50,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties, and
(f) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could cause a Material Adverse Change.
Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Company will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.
[Note Purchase Agreement]

Section 7.4. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (normal wear and tear excepted) and in accordance with prudent industry standards, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted at all times consistent with prudent industry practices. All Collateral is, and will remain, located on the premises subject to a Mortgage, except for that portion thereof which is or shall be located elsewhere (including that usually located on such premises but temporarily located elsewhere) in the course of the normal operation of the Properties. Each Restricted Person will maintain, good and defensible title to the fee interests in real property and the oil and gas leasehold interests comprising the Collateral, free and clear of all Liens, except for Permitted Liens. Company will obtain and pay for the services of all engineering and professional staff and other Persons needed to prudently execute the Approved Plan of Development.
Section 7.5. Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could cause a Material Adverse Change.
Section 7.6. Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefor same becomes due pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.
Section 7.7. Insurance. The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all of its Property in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated, and, in any event in amount, adequacy and scope as required by the Insurance Schedule and satisfactory to Administrative Agent and Required Holders.
[Note Purchase Agreement]

If Company or any of its Subsidiaries fails to maintain such insurance, Administrative Agent or any Holder may arrange for such insurance, but at Company’s expense and without any responsibility on the part of Administrative Agent or any Holder for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right, in the name of the Holders, Company and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
Section 7.8. Performance on Company’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Note Document, Administrative Agent may pay the same. Company shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.
Section 7.9. Interest. Company hereby promises to each Holder Party to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Holder but excluding principal of, and interest on, any Loan interest on which is covered by Section 2.6) which Company has in this Agreement promised to pay to such Holder Party and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
Section 7.10. Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.
Section 7.11. Board Observation Rights. The Holders shall be entitled to appoint one observer (an “Observer”) to the Board of Directors or board of managers (or any similar group performing an executive oversight or similar function) of Company and each Subsidiary and each committee thereof (collectively, the “Board”). Each Observer shall have the right to attend and receive all materials distributed for or at all meetings (telephonic or otherwise) of the Board, except that such Observer shall not be entitled to vote on matters presented to or discussed by the Board nor participate in attorney-client privileged discussions or receive or review any documents subject to an attorney-client or attorney work product privilege. Each of the Holders shall be notified of all meetings and each Observer will be notified of all proposed actions (including not less than two (2) Business Days prior notice of any proposed action to be taken without a meeting) by the Board as if a representative of such Holders were a member of the Board. Each Observer shall be entitled to be reimbursed by Company for all reasonable and documented out-of-pocket costs and expenses it incurred in connection with its participation in meetings or other activities of the Board.
[Note Purchase Agreement]

Section 7.12. Separateness Covenants.
(a) No Restricted Person will commingle its assets with those of any other Person.
(b) Each Restricted Person will conduct its business separately and in its own name from any direct or ultimate parent of such Person.
(c) Each Restricted Person will maintain separate accounts, financial statements, books and records from those of any other Person.
(d) Except as expressly permitted under Section 8.9, each Restricted Person will maintain an “arm’s-length” relationship with its Affiliates.
(e) Each Restricted Person will use separate stationery, invoices and checks and will hold itself out as a separate and distinct entity from any other Person.
(f) Each Restricted Person will observe all normal corporate or company formalities.
(g) Each Restricted Person will correct any known misunderstanding regarding its separate identity.
(h) Each Restricted Person will maintain adequate capital in light of its contemplated business operations.
Section 7.13. Environmental Matters; Environmental Reviews.
(a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to it, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and will obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done that will subject any of the properties of any Restricted Person to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Upon Administrative Agent’s reasonable request, at any time and from time to time, Company will provide at its own expense an environmental inspection of any of its and the other Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.
[Note Purchase Agreement]

(b) Company will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which any Restricted Person otherwise has notice, with respect to any alleged violation of or non-compliance with any Environmental Laws, with respect to the properties or operations of Company and its Subsidiaries, or with respect to any permits, licenses or authorizations in connection with the ownership or use of such properties or in connection with any such operations.
(c) Company will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Restricted Person in connection with the ownership or use of any of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.
Section 7.14. Evidence of Compliance. Each Restricted Person will furnish to each Holder at such Restricted Person’s or Company’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Note Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.
Section 7.15. Bank Accounts; Offset. To secure the repayment of the Obligations Company hereby grants to each Holder a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Holder at common Law, under the Note Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Company now or hereafter held or received by or in transit to any Holder from or for the account of Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Company with any Holder, and (c) any other credits and claims of Company at any time existing against any Holder, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Default, each Holder is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Company), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.
Section 7.16. Guaranties of Company’s Subsidiaries. Each Subsidiary of ECO (other than Company) now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Company hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance. ECO and Company will cause each such Person to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Person has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.
[Note Purchase Agreement]

Section 7.17. Agreement to Deliver Security Documents. Company agrees to deliver and to cause each other Restricted Person to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property now owned or hereafter acquired by any Restricted Person. Company agrees to deliver and to cause each other Restricted Person to deliver, whenever requested by Administrative Agent, in its sole and absolute discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent. Company also agrees to deliver, whenever requested by Administrative Agent in its sole and absolute discretion, favorable title opinions from legal counsel acceptable to Administrative Agent with respect to any Restricted Person’s properties and interests designated by Administrative Agent, based upon abstract or record examinations to dates acceptable to Administrative Agent and (a) stating that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens, (b) confirming that such properties and interests are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and (c) covering such other matters as Administrative Agent may request. Company shall deliver duly executed control agreements from each institution holding any Restricted Person’s Deposit Accounts pursuant to which such institution recognizes Administrative Agent’s Lien in such Deposit Accounts and, upon the occurrence and during the continuance of an Event of Default, agrees to transfer collected balances in all such Deposit Accounts to Administrative Agent pursuant to its instructions from time to time; provided that no such control agreement shall be required with respect to Deposit Accounts that are designated solely as (a) payroll funding accounts or (b) royalty or joint interest owner accounts. Each Restricted Person shall (a) cause any Security Documents required to be filed with an Indian tribe, the Bureau of Indian Affairs, or the U.S. Bureau of Land Management to be so filed, (b) shall diligently attempt to obtain all consents from such Persons that are necessary or desirable in connection with such Note Documents, and (c) shall provide monthly updates to Administrative Agent with respect to the foregoing filings and consents until they are obtained.
Section 7.18. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Holders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Default has occurred Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of a Default, Administrative Agent and Holders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all production proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by Administrative Agent or Holders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Holders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Holders to collect other Production Proceeds thereafter.
[Note Purchase Agreement]

Section 7.19. Leases and Contracts; Performance of Obligations. Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.
Section 7.20. Approved Plan of Development; Project Area. Restricted Persons will (a) timely develop the Oil and Gas Properties, and make capital expenditures on the Oil and Gas Properties, in accordance with the Approved Plan of Development, and (b) except to the extent regulatory approval has not yet been obtained, have each producing and injection well which is hereafter completed put into normal operation. Company, GO, and MV Pipeline will be the only Subsidiaries of Parent that now or hereafter own any Oil and Gas Property of any kind within the Project Area, and neither GO nor MV Pipeline will hereafter acquire any Oil and Gas Property within the Project Area in addition to the pipeline Oil and Gas Properties it acquired on the Acquisition Closing Date. Parent will not acquire, and will not allow any of its Subsidiaries or Affiliates other than Company to acquire, any Oil and Gas Property in the Project Area, and if any of them now or hereafter acquires any Oil and Gas Property within the Project Area, Parent and/or the other applicable Subsidiaries of Parent will cause such Oil and Gas Property to be promptly transferred to Company as a capital contribution.
Section 7.21. Hedging Contracts. Upon Administrative Agent’s request from time to time, Company shall enter into Hedging Contracts upon terms and conditions acceptable to Administrative Agent in its sole and absolute discretion such that, when combined with Company’s then existing Hedging Contracts, the percentage (not to exceed 75%) from time to time specified by Administrative Agent of Company’s aggregate Projected PDP Oil and Gas Production through the date that is three years from the date of Administrative Agent’s request will be subject to Hedging Contracts with the purpose and effect of fixing prices on such production.
Section 7.22. Other Information and Inspections. Each Restricted Person will promptly furnish to each Holder as soon as reasonably possible any information which Administrative Agent may from time to time request concerning any provision of the Note Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Restricted Person, including all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Note Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.
[Note Purchase Agreement]

Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Holder in connection with the Note Documents and to discuss all such matters with its officers, employees and representatives.
Section 7.23. Post Closing Items. Company shall cause the post closing items identified below to be completed on or before the due dates reflected below:
(a) Within ten Business Days after the date hereof, Company shall establish the Collateral Account with a depositary institution satisfactory to Administrative Agent and shall delivery a duly executed control agreement from such institution in form and substance satisfactory to Administrative Agent pursuant to which such institution recognizes Administrative Agent’s Lien in such account and agrees to comply with instructions originated by Administrative Agent directing disposition of funds in such account without further consent by Company.
(b) Not later than ten Business Days after the date hereof, Restricted Persons shall send a notice, in form satisfactory to Administrative Agent, to all existing purchasers of Hydrocarbons produced from the Eligible Mortgaged Properties and/or other Persons making payments to Restricted Persons in respect of their oil and gas business, directing them to forward all amounts payable to Restricted Persons directly to the Collateral Account at the mailing address of the depositary bank for deposit into the Collateral Account (or alternatively, by wire transfer directly into the Collateral Account).
(c) Company shall use its best efforts, to obtain the following title curative documents (all in form and substance satisfactory to Administrative Agent) as promptly as possible after Closing:
(i) a release of the Lis Pendens Notice filed by Gene Stipe and Eddie Harper against the Collateral acquired by Company from Existing Borrower,
(ii) Quitclaim assignments from Gene Stipe (and related trusts) and Eddie Harper relating to their prior conveyances to Existing Borrower and Penny Petroleum, and
(iii) copies of the trust documents relating to the formation of the Gene Stipe Trust IV and any curative documents relating to assignments from the trust.
(d) Within sixty days after the date hereof, Company shall obtain an assignment from the Department of Army Corps of Engineers for its permit on the MV Pipeline system which is currently held in the name of Venture Pipeline Company, and any required consents to assignment from Ozark Gas Gathering LLC (or its successors and assigns) relating to the GO, LLC pipeline system, in each case in form and substance satisfactory to Administrative Agent.
[Note Purchase Agreement]

(e) Within ten Business Days after the date hereof, Company will deliver to each Holder true, correct and complete copies of the Initial Pro Forma Financial Statements.
ARTICLE VIII — Negative Covenants of Company
To conform with the terms and conditions under which each Holder is willing to have credit outstanding to Company, and to induce each Holder to enter into this Agreement and make the Loans, Company warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Holders have previously agreed otherwise:
Section 8.1. Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:
(a) the Obligations.
(b) unsecured intercompany Indebtedness arising in the ordinary course of business among Company and any future Subsidiary of Company that is in compliance with Section 7.17.
(c) Indebtedness arising under Hedging Contracts permitted under Section 8.3.
Section 8.2. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.
Section 8.3. Limitation on Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract, except for (a) the Hedging Contracts described in Section 7.21, and (b) other Hedging Contracts approved in writing by Administrative Agent from time to time in its sole and absolute discretion.
Section 8.4. Limitation on Mergers, Issuances of Securities. No Restricted Person shall create or own any Subsidiary other than those listed in the Disclosure Schedule or hereafter consented to by Administrative Agent in writing. No Restricted Person will merge or consolidate with or into any other Person, except for the Merger pursuant to the terms of the Merger Documents. Company will not issue any Equity other than shares of its common capital stock and any options or warrants giving the holders thereof only the right to acquire such shares. No Subsidiary of Company will issue any additional Equity except to Company and only to the extent not otherwise forbidden under the terms hereof. No Subsidiary of Company which is a partnership will allow any diminution of Company’s interest (direct or indirect) therein.
Section 8.5. Limitation on Dispositions of Property. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents:
(a) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value; and
[Note Purchase Agreement]

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms.
No Restricted Person will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations which it would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in commercial quantities (as determined without considering the effect of any Mortgage). No Restricted Person will elect not to participate in a proposed operation on any oil and gas property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral. No Restricted Person will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except to the extent expressly permitted under the Note Documents.
Section 8.6. Limitation on Dividends and Redemptions.
(a) No Restricted Person will declare or make any Distribution, other than (i) Distributions payable to Company or to Guarantors that are Subsidiaries of ECO, to the extent not in violation of the investment restrictions of Section 8.7; (ii) Distributions by a Restricted Person payable only in such Restricted Person’s common stock or common equity, so long as Penny’s interest in any of its Subsidiaries is not thereby reduced; and (iii) Permitted ANCF Distributions described in Section 8.6(b).
(b) In the event that ECO desires to make a quarterly Permitted ANCF Distribution, Company and ECO may deliver to Administrative Agent at its addresses for notices in Section 12.3 a certificate (in form and detail satisfactory to Administrative Agent) signed by the manager, president or chief executive officer of Company and ECO, respectively, at least 10 Business Days and no more than 20 Business Days prior to a Quarterly Payment Date (an “ANCF Distribution Certificate”) describing the amount of such proposed Permitted ANCF Distribution and certifying:
(i) that no Default or Event of Default has occurred and that is continuing on the date thereof or would result from the making of such proposed Permitted ANCF Distribution,
(ii) no Coverage Deficiency has occurred and that is continuing on the date thereof or would result from the making of such proposed Permitted ANCF Distribution,
(iii) that after giving effect to such Distribution, the PDP Collateral Coverage Ratio shall be greater than 1.5 and the Collateral Coverage Ratio shall be greater than 2.0 (together with the calculations showing such ratios based on an Engineering Report prepared by the Independent Engineer which Engineering Report shall not have an effective date older than six months prior to the proposed Permitted ANCF Distribution, as adjusted and updated by Company to reflect current operations in the field and production runs in a manner satisfactory to Administrative Agent), and
(iv) the calculations supporting such proposed Permitted ANCF Distribution.
[Note Purchase Agreement]

Upon receipt of an ANCF Distribution Certificate, Administrative Agent shall review such certificate and notify Company in writing on or before the applicable Quarterly Payment Date whether it has determined that ECO is eligible to make the proposed Permitted ANCF Distribution described in the applicable ANCF Distribution Certificate. If Administrative Agent has so determined that ECO is eligible to make such proposed Permitted ANCF Distribution, then ECO may make the quarterly Permitted ANCF Distribution as provided in this Section 8.6(b) on the applicable Quarterly Payment Date (“Permitted ANCF Distributions”). Each Permitted ANCF Distribution shall be calculated with respect to the ANCF Quarter most recently ended and shall not exceed an amount equal to seventy-five percent (75%) of (x) the Dedication Rate multiplied by ANCF for such ANCF Quarter, less (y) the Minimum Scheduled Quarterly Principal Payment; provided that no Permitted ANCF Distributions may be made with respect to ANCF Quarters ending on or before August 31, 2008.
Section 8.7. Limitation on Investments and New Businesses. No Restricted Person will (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (c) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments. No Restricted Person will open or establish any “securities account” (as defined in the UCC) without the prior written consent of Administrative Agent.
Section 8.8. Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than (a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (b) loans to Company.
Section 8.9. Transactions with Affiliates. Neither ECO nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among ECO and its wholly owned Subsidiaries that are Guarantors.
Section 8.10. Prohibited Contracts. Except as expressly provided for in the Note Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of Company to: (a) pay dividends or make other distributions to Company, (b) to redeem equity interests held in it by Company, (c) to repay loans and other indebtedness owing by it to Company, or (d) to transfer any of its assets to Company. No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Holder under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA. Company will not permit the Equity of MV Pipeline being pledged pursuant to the Security Documents to at any time become subject to any restriction on the transfer, pledge, or voting of such Equity.
[Note Purchase Agreement]

Section 8.11. Coverage Ratio.
(a) Collateral Coverage Ratio. The Collateral Coverage Ratio of Company shall be calculated (i) as of the date of delivery of each Engineering Report and (ii) at such other times as Administrative Agent or Required Holders shall elect in their sole and absolute discretion. Company shall not permit the Collateral Coverage Ratio for any applicable period ending on the then most recent Fiscal Quarter to be less than 1.20, which shall be calculated using the then most recently delivered Engineering Report.
(b) Coverage Deficiency. If any Coverage Deficiency exists, Company shall as soon as practicable after obtaining knowledge thereof give notice thereof to Administrative Agent and shall within thirty (30) days after obtaining knowledge thereof cure such Coverage Deficiency, either by furnishing and mortgaging additional engineered producing oil and gas wells satisfactory to Required Holders in order to increase Modified NPV10 or by making payments in order to reduce its Indebtedness.
Section 8.12. Current Ratio. At the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2007, ECO’s Current Ratio will not be less than 1.0.
Section 8.13. Amendments to Organizational Documents; Other Material Agreements. Company will not, and will not permit any of its Subsidiaries to, enter into or permit any modification of, or waive any material right or obligation of any Person under its, as the case may be, certificate or articles of incorporation, articles of organization, bylaws, regulations, operating agreement or other organizational documents other than amendments, modifications and waivers which could not, individually or in the aggregate, have a Material Adverse Change.
Section 8.14. Acquisition Documents. Company shall not (a) cancel or terminate any Acquisition Document (or consent to or accept any cancellation or termination thereof), or (b) amend or otherwise modify any Acquisition Document or give any consent, waiver or approval thereunder, or (c) waive any breach of or default under any Acquisition Document, in each case without the prior written consent of Administrative Agent.
Section 8.15. Excess Drilling & Completion Costs. No Restricted Person will use any proceeds of the Loans to pay for Excess Drilling & Completion Costs. In furtherance thereof, Company will monitor on a daily basis the drilling and completion costs associated with the wells drilled pursuant to the APOD and will immediately notify Administrative Agent of the incurrence (or anticipated incurrence) of any Excess Drilling & Completion Costs.
Section 8.16. General and Administrative Expenses. The Restricted Persons will not permit their monthly aggregate general and administrative expenses to exceed the Permitted G&A Expense Amount. The Restricted Persons will not incur or otherwise become liable for the payment of management or consulting fees.
Section 8.17. Capital Expenditures. Except for ANCF Capital Expenditures, the Restricted Persons will not incur or otherwise become liable for any capital expenditures.
[Note Purchase Agreement]

ARTICLE IX — Events of Default and Remedies
Section 9.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:
(a) Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
(b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;
(c) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 7.4 or Article VIII;
(d) Any Restricted Person fails (other than as referred to in subsections (a), (b), or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Note Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Company;
(e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Transaction Documents shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Transaction Documents at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release by or subordination by Administrative Agent;
(f) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Company or to Company and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;
(g) Company or any Affiliate of any such Person fails to duly observe, perform or comply with any Acquisition Document, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;
(h) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $50,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;
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(i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of $50,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $50,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
(j) The occurrence of any Change of Control;
(k) Any Restricted Person, Parent, General Partner or Northport:
(i) suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of thirty days; or
(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or
(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
(iv) suffers the entry against it of a final judgment for the payment of money in excess of $50,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
(v) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;
(l) The occurrence of any Material Adverse Change;
(m) The occurrence of any Coverage Default; and
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(n) The occurrence of any AMI Violation.
Upon the occurrence of an Event of Default described in subsection (k)(i), (k)(ii) or (k)(iii) of this section with respect to a Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Company and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Holder to make any further Loans hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Holders, Administrative Agent shall), without notice to Company or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Holders to make Loans hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Company and each Restricted Person who at any time ratifies or approves this Agreement.
Section 9.2. Remedies. If any Default shall occur and be continuing, Required Holders, or Administrative Agent at the direction of Required Holders, may protect and enforce its rights under the Note Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Note Document. All rights, remedies and powers conferred upon Holder Parties under the Note Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Note Documents or at Law or in equity.
ARTICLE X — TRANSFERABILITY OF SECURITIES
Section 10.1. Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Company shall be stamped or otherwise imprinted with a legend in substantially the following forms:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE SECURITIES EVIDENCED BY THIS INSTRUMENT ARE SUBJECT TO THE TERMS OF A CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF NOVEMBER 19, 2007 AMONG RIO VISTA PENNY LLC AND THE HOLDERS IDENTIFIED THEREIN, AND TCW ASSET MANAGEMENT COMPANY, AS ADMINISTRATIVE AGENT, A COPY OF WHICH IS ON FILE AT THE OFFICES OF TCW ASSET MANAGEMENT COMPANY AND WILL BE FURNISHED BY TCW ASSET MANAGEMENT COMPANY TO THE HOLDER HEREOF UPON REQUEST.”
[Note Purchase Agreement]

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute Restricted Notes, and upon the request of the Holder of such Notes, Company, without expense to the Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby.
ARTICLE XI — Administrative Agent
Section 11.1. Appointment and Authority. Each Holder Party hereby irrevocably authorizes Administrative Agent, and Administrative Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Note Documents as are specifically delegated to Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to any matters not expressly provided for in the Note Documents and any matters which the Note Documents place within the discretion of Administrative Agent, Administrative Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Holders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Holder Parties in so acting or refraining from acting) upon the instructions of Required Holders (including itself), provided, however, that Administrative Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Note Documents or to applicable Law. Such appointment of TAMCO as Administrative Agent shall not, however, impair or modify any rights, obligations or duties which TAMCO or any Affiliate of TAMCO otherwise has with respect to any Holder. In its administration of this Agreement and the other Note Documents, except to the extent to which another standard applies to TAMCO by reason of any other document between TAMCO and another Holder, Administrative Agent will exercise the same care that it exercises in the administration or handling of transactions for its own account, subject, however, to Section 11.12 below. The duties undertaken by TAMCO, as Administrative Agent, have been undertaken as an accommodation to Holders and, accordingly, TAMCO shall not be compensated for its services hereunder except as provided in the TCW Governing Documents.
Section 11.2. Exculpation, Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Note Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the Person whose name is set forth on the Register as the holder of any Obligation as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such Person and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
[Note Purchase Agreement]

(c) makes no warranty or representation to any other Holder and shall not be responsible to any other Holder Party for any statements, warranties or representations made in or in connection with the Note Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Note Documents on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any other Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Note Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Restricted Person or Holder Party in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Note Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.
Section 11.3. Credit Decisions. Each Holder Party acknowledges that it has, independently and without reliance upon any other Holder Party, made its own analysis of Restricted Persons and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Note Documents. Each Holder Party also acknowledges that it will, independently and without reliance upon any other Holder Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents.
Section 11.4. Indemnification. Each Holder agrees to indemnify Administrative Agent (to the extent not reimbursed by Company within ten (10) days after demand) from and against such Holder’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Administrative Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Note Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).
The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of any kind by Administrative Agent,
[Note Purchase Agreement]

provided only that no Holder shall be obligated under this section to indemnify Administrative Agent for that portion, if any, of any liabilities and costs which is proximately caused by Administrative Agent’s own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Holder agrees to reimburse Administrative Agent promptly upon demand for such Holder’s Percentage Share of any costs and expenses to be paid to Administrative Agent by Company under Section 12.4(a) to the extent that Administrative Agent is not timely reimbursed for such expenses by Company as provided in such section. As used in this section the term “Administrative Agent” shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.
Section 11.5. Rights as Holder. In its capacity as a Holder, Administrative Agent shall have the same rights and obligations as any Holder and may exercise such rights as though it were not Administrative Agent. Administrative Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Restricted Person or their Affiliates, all as if it were not Administrative Agent hereunder and without any duty to account therefor to any other Holder.
Section 11.6. Sharing of Set-Offs and Other Payments. Each Holder Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Company or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Holder Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Holder Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Holder Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Holder Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Company expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Governmental Authority order to be paid on account of the possession of such funds prior to such recovery.
Section 11.7. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Holder Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Holder Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Holder Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Holder Parties (other than to the Person who is Administrative Agent in its separate capacity as a Holder Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Holder Parties, and Administrative Agent shall have no equitable title to any portion thereof.
[Note Purchase Agreement]

Section 11.8. Benefit of Article XI. The provisions of this Article (other than the following Section 11.9) are intended solely for the benefit of Holder Parties, and no Restricted Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Holder. Holder Parties may waive or amend such provisions as they desire without any notice to or consent of Company or any Restricted Person.
Section 11.9. Resignation. Administrative Agent may resign at any time by giving written notice thereof to Holders and Company. Each such notice shall set forth the date of such resignation. Upon any such resignation, Required Holders shall have the right to appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Company, such consent not to be unreasonably withheld or delayed) a successor Administrative Agent. A successor must be appointed for any retiring Administrative Agent, and such Administrative Agent’s resignation shall become effective only when such successor accepts such appointment. If, within thirty days after the date of the retiring Administrative Agent’s resignation, no successor Administrative Agent has been appointed and has accepted such appointment, then the retiring Administrative Agent may appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Company, such consent not to be unreasonably withheld or delayed) a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents, subject, however, in the case of TAMCO, to its rights and duties under any other agreements with any Holder. After any retiring Administrative Agent’s resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Note Documents.
Section 11.10. Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Holders, unless Administrative Agent shall have received written notice from a Holder or Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Administrative Agent will notify Holders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be directed by Required Holders in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Holders.
[Note Purchase Agreement]

Section 11.11. Limitation of Duties and Fiduciary Relationship. Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in:
(a) this Agreement;
(b) the Security Documents; and
(c) the other documents entered into between TCW and TAMCO described in the definition of “Holders” (such other documents, collectively the “TCW Governing Documents”), nor shall Administrative Agent have any additional fiduciary relationship with any Holder arising under this Article XI and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Note Documents against Administrative Agent.
Section 11.12. Limitation of Liability. Administrative Agent and its respective officers, directors, employees, agents, attorneys-in-fact and affiliates shall not: (a) be liable for any action taken or omitted to be taken by any of such Persons or for any error in judgment under or in connection with this Agreement, the Notes and the Security Documents, except for any such Person’s gross negligence or willful misconduct; or (b) be responsible in any manner to any Holder or any other Person for any failure of any other party to perform its obligations under this Agreement, the Notes and the Security Documents. Nothing in this Article XI, however, shall be deemed to limit or restrict any liability, fiduciary duty or responsibility of TAMCO in any capacity other than as Administrative Agent, including any liability, fiduciary duty or responsibility under the TCW Governing Documents.
Section 11.13. Reliance upon Documentation. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or any telephone conversation believed by Administrative Agent to be genuine and correct and to have been signed, sent, made or spoken by the proper person or persons, and upon the advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.
Section 11.14. Reliance by Company. Each of the Holders agrees that, prior to the delivery to Company of a notice of the removal or termination of TAMCO as Administrative Agent as set forth above, Company shall be entitled to rely on TAMCO’s or any subsequent Administrative Agent’s authority to act on behalf of each of the Holders in all dealings with TAMCO (or any such subsequent Administrative Agent) with respect to the Notes and the Note Documents; Company shall be protected in relying on actions, communications, notices and terminations relating thereto or required or permitted thereunder by Administrative Agent; and Company shall discharge its obligations under this Agreement and the Note Documents by delivering payments, notices and other information to Administrative Agent. In the event of the removal of Administrative Agent and the appointment of a successor Administrative Agent by Holders, Company shall not be required to recognize any such removal or appointment unless and until Company shall have received a writing setting forth such removal and appointment executed by the Required Holders, and Company shall be entitled to rely on such writing as being genuine and what it purports to be without any necessity of any investigation whatsoever. Company shall be entitled to rely upon the actions, communications and notices of TAMCO with respect to the Collateral until Company receives notice in writing from either TAMCO or Required Holders that TAMCO has resigned or been replaced as Administrative Agent.
[Note Purchase Agreement]

ARTICLE XII — Miscellaneous
Section 12.1. Waivers and Amendments; Acknowledgments.
(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Holder in exercising any right, power or remedy which such Holder Party may have under any of the Note Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Holder Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Note Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Note Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Note Documents (other than the Warrants, which are governed by the provisions thereof) shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Company, by Company, (ii) if such party is Administrative Agent, by Administrative Agent, and (iii) if such party is a Holder, by such Holder or by Administrative Agent on behalf of Holders with the written consent of Required Holders (which consent has already been given as to the termination of the Note Documents as provided in Section 12.9). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Holder, execute and deliver on behalf of such Holder any waiver or amendment which would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(h)), (2) increase the maximum amount which such Holder is committed hereunder to lend, (3) reduce any fees payable to such Holder hereunder, or the principal of, or interest on, such Holder’s Note, (4) extend the Maturity Date, or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Holders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Holders or any of them to take any particular action under the Note Documents, (6) release Company from its obligation to pay such Holder’s Obligations or any Guarantor from its guaranty of such payment, (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Note Documents, or (8) amend this Section 12.1(a).
[Note Purchase Agreement]

(b) Acknowledgements and Admissions. Company hereby represents, warrants, acknowledges and admits that:
(i) Company has been advised by counsel in the negotiation, execution and delivery of the Note Documents to which it is a party,
(ii) Company has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof,
(iii) there are no representations, warranties, covenants, undertakings or agreements by any Holder as to the Note Documents except as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof,
(iv) no Holder has any fiduciary obligation toward Company with respect to any Note Document or the transactions contemplated thereby,
(v) the relationship pursuant to the Note Documents between Company and the other Restricted Persons, on one hand, and each Holder, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 12.6(a) Administrative Agent shall act as Administrative Agent of Company in maintaining the Register as set forth therein,
(vi) no partnership or joint venture exists with respect to the Note Documents between any Restricted Person and any Holder,
(vii) Administrative Agent is not Company’s Administrative Agent, but Administrative Agent for Holders, provided that, solely for purposes of Section 12.6(a) Administrative Agent shall act as Administrative Agent of Company in maintaining the Register as set forth therein,
(viii) should an Event of Default or Default occur or exist, each Holder will determine in its sole and absolute discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time,
(ix) without limiting any of the foregoing, Company is not relying upon any representation or covenant by any Holder, or any representative thereof, and no such representation or covenant has been made, that any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents, and
(x) all Holder Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.
[Note Purchase Agreement]

(c) Retirement of Notes. Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Notes, except for an offer to purchase the Notes that (i) is made in writing and is pro rata to all of the Holders on identical terms and (ii) remains open for a period of at least 15 Business Days. In addition, if Holders holding more than 10% of the outstanding principal amount of all of the Notes accepts any such offer within such 15 Business Day period, then Company shall be required to notify the other Holders of such acceptance(s), and shall be required to remake such offer and leave it open for an additional 10 Business Days. All acquisitions of Notes pursuant to the foregoing offers shall be closed concurrently on a pro rata basis with all Holders who accept such offers.
(d) Amendment Consideration. None of Company or any of its Affiliates or any other party to any Note Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Company and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Company and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms.
(e) Notes Disregarded. In determining whether the requisite Holders of Notes have given any authorization, consent or waiver under any Closing Document, any Notes owned by Issuer or any of its Affiliates shall be disregarded and deemed not to be outstanding.
(f) Joint Acknowledgment. This written Agreement and the other Note Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
There are no unwritten oral agreements between the parties.
Section 12.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Note Documents shall survive the execution and delivery of this Agreement and the other Note Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Note Documents, and shall further survive until all of the Obligations are paid in full to each Holder Party and all of Holder Parties’ obligations to Company are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Holder Party under any Note Document shall be deemed representations and warranties by Company or agreements and covenants of Company under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Note Documents, and the rights, powers, and privileges granted to Holder Parties in the Note Documents, are cumulative, and, except for expressly specified waivers and consents, no Note Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Holder Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Note Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Note Documents.
[Note Purchase Agreement]

Section 12.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Note Document shall be in writing, unless otherwise specifically provided in such Note Document (provided that Administrative Agent may give telephonic notices to the other Holder Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Company and Restricted Persons at the address of Company specified below and to each Holder Party, c/o TAMCO, at the address specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice shall become effective until actually received by Administrative Agent. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.2, and to distribute Note Documents for execution by the parties thereto, and may not be used for any other purpose.

If to Company:	Rio Vista Penny LLC
2601 Northwest Expressway #902E
Oklahoma City, Oklahoma 93112
Attention: Ian Bothwell Telephone: (310) 563-1828
Facsimile: (310) 563-6255

With copy to:	Kevin W. Finck
100 Spear Street, Suite 700
San Francisco, California 94111
Telephone: (415) 296-9100
Facsimile: (415) 394-6446

If to Holders:	TCW Asset Management Company
333 Clay Street, Suite 4150
Houston, TX 77002 Attention: Patrick Hickey
Telephone: (713) 615-7413
Facsimile: (713) 615-7460
[Note Purchase Agreement]

With copies to:	TCW Asset Management Company
865 South Figueroa Street, Suite 1800
Los Angeles, CA 90017 Attention: R. Blair Thomas
Telephone: (213) 244-0044
Facsimile: (213) 244-0604

and

Thompson & Knight LLP 1700 Pacific Avenue
Suite 3300
Dallas, Texas 75201
Attention: Shad E. Sumrow
Telephone: (214) 969-1552
Facsimile: (214) 880-3150
Section 12.4. Payment of Expenses: Indemnity.
(a) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Company will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Note Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Administrative Agent, Royalty Owner, and Warrant Owner (including attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Note Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Note Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Note Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, or (4) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Note Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Holder Party, Royalty Owner, or Warrant Owner (including without limitation attorneys’ fees, consultants’ fees and accounting fees) in connection with the preservation of any rights under the Note Documents or the defense or enforcement of any of the Note Documents (including this section), any attempt to cure any breach thereunder by any Restricted Person, or the defense of any Holder Party’s, Royalty Owner’s, or Warrant Owner’s exercise of its rights thereunder. In addition to the foregoing, until all Obligations have been paid in full, Company will also pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses of Administrative Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Administrative Agent, including travel and miscellaneous expenses and fees and expenses of Administrative Agent’s outside counsel, reserve engineers and consultants engaged in connection with the Note Documents.
[Note Purchase Agreement]

(b) Indemnity. Company agrees to indemnify Royalty Owner, Warrant Owner, and each Holder Party (each, an “Indemnitee”), upon demand, from and against any and all liabilities, obligations, broker’s fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnitee growing out of, resulting from or in any other way associated with any of the ORRI, the Collateral, the Note Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise). Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Indemnitee related to any breach of a Note Document by a Restricted Person, any bodily injury to any Person or damage to any Person’s property, or any violation or noncompliance with any Environmental Laws by any Indemnitee or any other Person or any liabilities or duties of any Indemnitee or any other Person with respect to Hazardous Materials found in or released into the environment.
THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE (IN EACH CASE WHETHER ALLEGED, ARISING OR IMPOSED IN A LEGAL PROCEEDING BROUGHT BY OR AGAINST ANY RESTRICTED PERSON, ANY INDEMNITEE, OR ANY OTHER PERSON),
provided only that no Indemnitee shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Company or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Indemnitee, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term “Indemnitee” shall refer not only to Royalty Owner, Warrant Owner and each Holder Party designated as such in Section 1.1 but also to each director, officer, agent, trustee, attorney, employee, representative and Affiliate of or for such Person.
Section 12.5. Joint and Several Liability. All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Note Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Note Document without the prior consent of Required Holders. Neither Company nor any Affiliates of Company shall directly or indirectly purchase or otherwise retire any Obligations owed to any Holder nor will any Holder accept any offer to do so, unless each Holder shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Company or any Affiliate of Company at any time purchases some but less than all of the Obligations owed to all Holder Parties, such Holder shall not be entitled to any rights of any Holder under the Note Documents unless and until Company or its Affiliates have purchased all of the Obligations.
[Note Purchase Agreement]

Section 12.6. Registration, Transfer, Exchange, Substitution of Notes.
(a) Registration of Notes. Administrative Agent shall keep at its principal office a register for the registration and registration of transfers of the Notes (the “Register”). The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such Register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and Company shall not be affected by any notice or knowledge to the contrary. Administrative Agent shall give to any Holder, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes.
(b) Transfer and Exchange of Notes. Upon surrender of any Note at the principal office of Administrative Agent for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), and an assignment agreement in form and substance acceptable to Administrative Agent whereby the assignee Holder agrees to be bound by the terms hereof that are applicable to Holders, Company shall execute and deliver, at Company’s expense, one or more new Notes (as requested by the Holder thereof) of the same series in exchange therefore and, in the case of any Note, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note; provided, however, that no transfer of any Note may be made (i) to a transferee who is not an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act) and (ii) unless such transfer is made pursuant to an exemption from registration under the securities laws of the United States including, without limitation, any resale of any Note under Rule 144A of the Securities Act. Any purported transfer of a Note or an interest therein which is prohibited hereby shall be null and void ab initio and of no force or effect whatever. In the case of a transfer of Notes, each such new Note and shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000; provided, further, that transfers by a Holder and its Affiliates shall be aggregated for purposes of determining whether or not such $ 1,000,000 threshold has been reached. If any Holder shall request that the restrictive legend on a Note be removed, such Holder, if requested by Company, will have the obligation in connection with such request, as applicable, at such Holder’s expense, of delivering an opinion of counsel in form and substance reasonably satisfactory to Company, in connection with such request to the effect that the removal of such restrictive legend would not be in violation of the Securities Act or any applicable state securities laws.
[Note Purchase Agreement]

(c) Replacement of Notes. Upon receipt by Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 12.7. Confidentiality.
(a) Notwithstanding the termination of this Agreement and except as otherwise provided herein or in this subsection (a) or subsection (c) below, Company shall, and shall cause its Subsidiaries and Affiliates to, maintain the confidentiality of the identities of (i) any Holder (or any holder of any Obligation other than the Notes); and (ii) any owner of a beneficial interest in the Notes (collectively, “Holder Confidential Information”) and shall not, without the prior written consent of the Required Holders, as applicable, disclose any such information to another Person or use such information for purposes other than those contemplated herein.
(b) Notwithstanding the termination of this Agreement and except as otherwise provided herein or in this subsection (b) or subsection (c) below, each Holder Party shall maintain the confidentiality of any information delivered to a Holder Party by or on behalf of Company or any other Restricted Person in connection with the transactions contemplated by or otherwise pursuant to the Note Documents that is (a) proprietary or confidential in nature and (b) is clearly marked “Confidential — Subject to Confidentiality and Disclosure Restrictions” (collectively, the “Company Confidential Information”) and shall not, without the prior written consent of Company, disclose any such information to another Person or use such information for purposes other than those contemplated herein.
(c) Subject to Section 12.7(d), each Restricted Person may disclose Holder Confidential Information to its directors, officers, members, partners, employees, and agents (including attorneys, accountants, and consultants) to whom such disclosure is reasonably necessary for the execution or effectuation hereof, provided such Restricted Person notifies all such Persons that the Holder Confidential Information disclosed to them is subject to this Agreement and requires them not to disclose or use such information in breach of this Agreement. Subject to Section 12.7(d), each Holder Party may disclose Company Confidential Information to its respective directors, officers, members, partners, separate account participants, employees, and agents (including attorneys, accountants, and consultants) to whom such disclosure is reasonably necessary for the execution or effectuation hereof, provided such Persons are obligated to hold such Company Confidential Information in confidence as contemplated in this Agreement. Each Restricted Person may also disclose Holder Confidential Information in filings with the Securities and Exchange Commission to the extent required to be disclosed therein or to any Person that purchases any security of Company or Parent, provided that the sale of such security must be permitted hereunder and that such Person has agreed in writing prior to its receipt of such Holder Confidential Information to be bound by the provisions of this Section 12.7.
[Note Purchase Agreement]

Subject to Section 12.7(d), each Holder Party may also disclose Company Confidential Information to (i) any other Holder Party or holder of any participation in Notes, (ii) any Person to which it sells or offers to sell such Notes or any part thereof or any participation therein (if such Person has agreed prior to its receipt of such Company Confidential Information to be bound by the provisions of this Section 12.7), (iii) any federal or state regulatory authority having jurisdiction over it, (iv) the National Association of Insurance Commissioners, the National Association of Securities Dealers or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio, (v) to effect compliance with any Law applicable to it, (vi) in response to any subpoena or other legal process, (vii) in connection with any litigation to which it is a party or (viii) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Note Documents.
(d) If a Restricted Person or a Holder Party is requested or required by legal process (including law or regulation, oral questions, interrogatories, request for information or documents, subpoena, and civil investigative demand) to disclose any Holder Confidential Information or Company Confidential Information, then, to the extent legally permitted to do so, such Restricted Person or such Holder Party (as applicable) shall promptly notify Company and Administrative Agent, as applicable, of such request prior to complying with such process so that the Restricted Persons and the Holder Parties (as applicable) may seek an appropriate protective order or waive the respondent’s compliance with this Section. If, after a Restricted Person gives such notice to Administrative Agent or a Holder Party gives such notice to Company and after providing the Restricted Persons and the Holder Parties a reasonable opportunity to obtain a protective order or to grant such waiver (so long as the granting of such time does not put such Restricted Person or Holder Party in breach of its obligations to disclose), a Restricted Person or a Holder Party is nonetheless legally compelled to disclose such information, such Restricted Person or Holder Party may do so without violating this section.
(e) Any Holder Confidential Information or Company Confidential Information that becomes publicly available through no breach by the relevant party hereunder or a breach by a third party of a confidential obligation to the relevant party hereunder shall no longer be deemed to be Holder Confidential Information or Company Confidential Information.
Section 12.8. Governing Law; Submission to Process.
(a) Except to the extent that the Law of another jurisdiction is expressly elected in a Note Document, this Agreement and the other Note Documents shall be governed by and construed in accordance with the Laws of the State of New York.
[Note Purchase Agreement]

(b) Company hereby irrevocably (i) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State and County of New York, (ii) agrees and consents that service of process may be made upon it and any of its Subsidiaries in any legal proceeding relating to the Note Documents or the Obligations by any means allowed under New York or federal law, and (iii) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
(c) Company hereby makes the foregoing submissions, agreements, consents and waivers on behalf of and with respect to each of its Subsidiaries, and each Guarantor (by its execution of a guaranty of this Agreement) hereby also makes such submissions, agreements, consents and waivers for itself.
Section 12.9. Limitation on Interest. Holder Parties, Restricted Persons and the other parties to the Note Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Note Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Note Documents which may be in conflict or apparent conflict herewith.
Section 12.10. Termination; Limited Survival. In its discretion Company may at any time that no Obligations are owing (other than indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by Company and other than Obligations under the Warrants that arise after the Notes have been paid in full) elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no such Obligations are then owing this Agreement and all other Note Documents (other than the Warrant) shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder, provided that, notwithstanding the foregoing or anything in any Note Agreement to the contrary, all of the following shall survive any termination of this Agreement or any other Note Document: (a) any waivers or admissions made by any Restricted Person in any Note Document, (b) any obligations that any Person may have to indemnify or compensate any Holder Party, and (c) the provisions of Sections 2.10 and this Section 12.10. At the request and expense of Company, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Note Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Holders, without the joinder of or further action by any Holder. In particular, and without limitation of any other provision of a Note Document, the obligations of the Restricted Persons under the Warrant and under Sections 2.10, 3.4, 3.5, 12.4, 12.8, 12.9 and 12.15 of this Agreement shall survive the termination of this Agreement and the release of the Collateral.
[Note Purchase Agreement]

Section 12.11. Severability. If any term or provision of any Note Document shall be determined to be illegal or unenforceable all other terms and provisions of the Note Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.
Section 12.12. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement and the Note Documents may be validly executed and delivered by facsimile or other electronic transmission.
Section 12.13. Third Party Beneficiaries. The Restricted Persons agree that each Indemnitee that is not a signatory to this Agreement (collectively, the “Third Party Beneficiaries”) is an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Holders, Administrative Agent and each Third Party Beneficiary (which benefits are immediate and not incidental). Except as stated above in this section, there are no third party beneficiaries of this Agreement.
Section 12.14. USA PATRIOT Act Notice. Pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), and as from time to time amended, herein called the “Patriot Act”), each Holder Party that is subject to the Patriot Act hereby notifies Company that it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Holder Party to identify Company in accordance with the Patriot Act.
Section 12.15. Waiver of Jury Trial, Punitive Damages, etc. Each Restricted Person and each Holder Party that is a party to this Agreement hereby knowingly, voluntarily, intentionally, and irrevocably:
(a)  waives, to the maximum extent not prohibited by Law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Note Documents or any transaction contemplated thereby or associated therewith, before or after maturity;
[Note Purchase Agreement]

(b) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any such litigation any “Special Damages” as defined below,
(c) certifies that no party hereto and no representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and
(d) acknowledges that it has been induced to enter into this Agreement, the other Note Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section.
As used in this section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds that any party hereto has expressly promised to pay or deliver to any other party hereto.
Section 12.16. Amendment and Reconveyance Fee. In consideration for Administrative Agent and Holders entering into this Agreement and the reconveyance by Royalty Owner of the ORRIs, Company shall pay to Administrative Agent a non-refundable $1,950,000 amendment and reconveyance fee (the “Amendment and Reconveyance Fee”), which Amendment and Reconveyance Fee has been fully earned as of the date hereof and shall be due and payable on the date hereof.
Section 12.17. Amendment and Restatement. This Agreement and the Notes amend and restate in their entirety (but do not novate or extinguish) the Existing Note Purchase Agreement and the promissory notes included in the Existing Credit Documents, and from and after the date hereof, the terms and provisions of such loan agreements and promissory notes shall be superseded by the terms and provisions hereof and of the Notes, respectively. Company hereby agrees that (a) the Existing Obligations, and all accrued and unpaid interest thereon, shall be Indebtedness of Company outstanding under and governed by this Agreement and evidenced by the Notes, and (b) all Liens securing the Existing Obligations shall continue in full force and effect to secure the Obligations and be evidenced and governed by the Security Documents.
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[Note Purchase Agreement]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

COMPANY: RIO VISTA PENNY LLC
By:	/s/ Ian Bothwell
Ian Bothwell
Manager

[Note Purchase Agreement]

ADMINISTRATIVE AGENT:

TCW ASSET MANAGEMENT COMPANY, Administrative Agent

By:	/s/ [ILLEGIBLE]

Name:
Title:

By:	/s/ [ILLEGIBLE]

Name:
Title:

HOLDERS:

TCW ENERGY FUND X — NL, L.P., a California limited partnership

By:	TCW (ENERGY X) LLC, its General Partner:

	By:	TCW Asset Management Company, its Managing Member

	By:	/s/ [ILLEGIBLE]

Name:
Title:

	By:	/s/ [ILLEGIBLE]

Name:
Title:
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TCW ENERGY FUND XB — NL, L.P., a California limited partnership

By:	TCW (ENERGY X) LLC, its General Partner:

	By:	TCW Asset Management Company, its Managing Member

		By:	/s/ [ILLEGIBLE]

Name:
Title:

		By:	/s/ [ILLEGIBLE]

Name:
Title:

TCW ENERGY FUND XC — NL, L.P., a California limited partnership

By:	TCW (ENERGY X) LLC, its General Partner:

	By:	TCW Asset Management Company, its Managing Member

		By:	/s/ [ILLEGIBLE]

Name:
Title:

		By:	/s/ [ILLEGIBLE]

Name:
Title:
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TCW ENERGY FUND XD — NL, L.P., a California limited partnership

By:	TCW (ENERGY X) LLC, its General Partner:

	By:	TCW Asset Management Company, its Managing Member

	By:	/s/ [ILLEGIBLE]

Name:
Title:

	By:	/s/ [ILLEGIBLE]

Name:
Title:

TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager under the Amended and Restated Investment Management and Custody Agreement dated as of December 3, 2003 among Ensign Peak Advisors, Inc., TCW Asset Management Company and Trust Company of the West, a California trust company, as Sub-Custodian

By:	/s/ [ILLEGIBLE]

Name:
Title:

By:	/s/ [ILLEGIBLE]

Name:
Title:
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TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager under the Amended and Restated Investment Management and Custody Agreement dated as of December 11, 2003 among Harry L. Bradley, Jr. Partition Trust, Harry L. Bradley, Jr. Trust, Jane Bradley Uihlien Pettit Partition Trust, Jane Bradley Uihlien Trust, TCW Asset Management Company and Trust Company of the West, a California trust company, as Sub-Custodian

By:	/s/ [ILLEGIBLE] Name:
Title:

By:	/s/ [ILLEGIBLE] Name:
Title:

TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager under the Amended and Restated Investment Management and Custody Agreement dated as of March 18, 2004 among ING Life Insurance and Annuity Company, TCW Asset Management Company and Trust Company of the West, a California trust company, as Sub-Custodian

By:	/s/ [ILLEGIBLE] Name:
Title:

By:	/s/ [ILLEGIBLE] Name:
Title:
[Note Purchase Agreement]

SCHEDULE 1
DISCLOSURE SCHEDULE
To supplement the following sections of the Agreement of which this Schedule is a part, Company hereby makes the following disclosures:

Section 5.7.	Other Obligations and Restrictions:

None.

Section 5.9.	Litigation:

None.

Section 5.10.	Labor Disputes and Acts of God:

None.

Section 5.11.	ERISA Plans and Liabilities:

None.

Section 5.12.	Environmental and Other Laws:

None.

Section 5.14.	Names and Places of Business:

None.

Section 5.15.	Company’s Subsidiaries:

MV Pipeline Company

Section 5.21.	Marketing Arrangements:

None.

Section 5.22.	Right to Receive Payment for Future Production:

None.
[Note Purchase Agreement]

SCHEDULE 2
SECURITY SCHEDULE
1.	Restated and Amended Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement by Company in favor of Administrative Agent.

2.	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by GO LLC in favor of Administrative Agent.

3.	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by MV Pipeline in favor of Administrative Agent.

4.	Security Agreement executed by Restricted Persons in favor of Administrative Agent, as secured party.

5.	Guaranty by Restricted Persons (other than Company) in favor of Administrative Agent.
[Note Purchase Agreement]

SCHEDULE 3
INSURANCE SCHEDULE
(A)	Insurance by Company:
Company shall procure (or cause to be procured by Operator) and maintain in full force and effect at all times on and after the Closing Date (unless otherwise specified below) and continuing throughout the term of this Agreement, insurance policies with insurance companies authorized to do business where operations are conducted (if required by law or regulation) with (i) a A.M. Best rating of “A-” or better and an financial size category of “IX” or higher, (ii) a S&P financial strength rating of “A-” or higher, or (iii) other companies acceptable to TCW Asset management Company (“TCW”), with limits and coverage provisions sufficient to satisfy the Company’s material contracts, but in no event less than provisions set forth below.
(1)	Workers’ Compensation Insurance: Workers’ compensation insurance as required by applicable Laws. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by TCW shall be allowed.

(2)	Employer’s Liability Insurance: Employer’s liability insurance for Company’s liability arising out of injury to or death of employees of Company in the amount of $1,000,000 per accident. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by TCW shall be allowed.

(3)	General Liability Insurance: Liability insurance on an occurrence basis against claims for Company’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, liability assumed under contract, broad form property damage, personal injury, underground resources and equipment and independent contractors with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage. The policy shall not exclude coverage for action over claims without limitations as respects the sole negligence of Additional Insured. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by TCW shall be allowed.

(4)	Automobile Liability Insurance: Automobile liability insurance for Company’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of Company, including loading and unloading, with a $1,000,000 minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by TCW shall be allowed.
[Note Purchase Agreement]

(5)	Pollution Liability Insurance: Pollution legal liability insurance, in an amount not less that $ 1,000,000 per occurrence insuring for (i) bodily injury or property damage arising out of sudden and accidental pollution, and (ii) cleanup of pollutants on Company’s premises or which have migrated beyond Company’s premises. A maximum deductible or self-insured retention of $25,000 per occurrence or as approved by TCW shall be allowed. The Pollution Liability may be part of the General Liability coverage.

(6)	Excess Liability Insurance: Excess liability insurance on an occurrence basis covering claims (on at least a following form basis) in excess of the underlying insurance described in the foregoing subsections (2), (3), (4) and (5), with a $10,000,000 minimum limit per occurrence. Such excess liability shall also include coverage for bodily injury or property damage to third parties arising out of sudden and accidental off-site pollution. The policy shall drop down to cover exhausted primary policies with a self-insured retention not to exceed $25,000.

The amounts of insurance required in the foregoing subsections (2), (3), (4), and this subsection (6) may be satisfied by Company purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

For properties in which Company is a non-operator, and the operator is providing insurance for the joint account, Company may use the operator’s coverage; however, if the limits the operator provides are less than the limits required by this agreement, Company will procure excess insurance to bring the limits to the required amounts.

(7)	Aircraft Liability Insurance: If Company uses an aircraft (fixed or rotary wing) that is owned, operated or chartered by Company, Aircraft liability insurance for liability arising out of the operation of such aircraft. The insurance shall be provided for a combined single limit not less than $10,000,000 each occurrence and such limit shall apply to bodily injury (including passengers) and property damage liability. Such insurance shall (i) name TCW as additional insured, (ii) include an insurer’s waiver of subrogation in favor of the additional insureds, (iii) state that it is primary insurance as regards the additional insureds and (iv) contain a cross-liability or severability of interest clause. In the event the aircraft hull is insured such insurance shall provide for an insurer’s waiver of subrogation rights in favor of Company. In the event Company charters aircraft, the foregoing insurance and evidence of insurance may be furnished by the owner of the aircraft.

(8)	Operators Excess Expense Insurance (Control of Well): Company is required to maintain this with limits of no less than 5 times the Dry Hole Cost of the well(s). Coverage shall include Well Control, Sudden & Accidental Pollution, Evacuation Expenses, Replacement Cost Redrill. The policy shall provide Care, Custody and Control limits of no less than $1,000,000, and shall include coverage for damage to drilling/workover rigs caused by “unsound locations” The policy will have a Priority of Payments Clause, and claims shall be paid in the following order; (1) Well Control, (2) Restoration and Redrill, and (3) Pollution. Deductible / Retention shall not exceed $200,000 for 100% interest.
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Schedule 3 — Page 2

(9)	Property Damage Insurance / Business Interruption: Property damage insurance on an “all risk” basis, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, and windstorm.
(a)	Property Insured: The property damage insurance shall provide coverage for all property owned by or in the care, custody or control of Company, or in which Company has any interest, and shall include coverage while in transit to jobsites and while operational.

(b)	Additional Coverages: The property damage insurance shall insure (i) when actual exposure exceed the applicable property deductibles, transit and off-site repair, including marine and air transit with sub-limits sufficient to insure the full replacement value of the property or equipment prior to its being moved to or from the locations where operations are conducted and while located away from the locations where operations are conducted, (ii) salvage expenses with a minimum limit of 25% of the loss (iii) the cost of preventive measures to reduce or prevent a loss (sue & labor), (v) property in the course of construction or installation.

(c)	Sum Insured: The property damage policy shall (i) value losses at their repair or replacement cost, or stated value, (ii) provide a limit not less than the actual cash value of the property insured.

(d)	Deductibles: The property damage deductibles shall not exceed $25,000 unless previously approved by TCW.
For properties in which Company is a non-operator, and the operator is providing insurance for the joint account, Company may use the operator’s coverage; however, if the limits the operator provides are less than the limits required by this agreement, Company will procure excess insurance to bring the limits to the required amounts. If the operator is providing insurance coverage Company shall request Certificates of Insurance from operator evidencing coverages, and providing Company with Additional Insured status and Waivers of Subrogation.
(B)	Amendment of Requirements:
(1)	Amendment by TCW: TCW may at any time amend the requirements and approved insurance companies of this Section due to (i) new information not known by the TCW on the Closing Date which poses a material risk to Company’s assets or business, (ii) changed circumstances after the Closing Date which in the reasonable judgment of TCW renders such coverage materially inadequate, or (iii) inflationary factors and other changes in valuations. Promptly following the receipt of a notice from TCW, Company will from time to time make such modifications to the amounts of any insurance policy as TCW specifies in that notice to take account of the foregoing.
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Schedule 3 — Page 3

(C)	Company Conditions and Requirements:
(1)	Loss Notification: Company shall promptly notify TCW of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $100,000 covered by any insurance maintained pursuant to this schedule

(2)	Loss Adjustment and Settlement: A loss under the insurance policies providing property damage or business interruption shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by Company, subject to the approval of TCW if such loss is in excess of $500,000. In addition Company may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $500,000 the terms of such settlement is concurred with by TCW.

(3)	Compliance With Policy Requirements: Company shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Section, and Company shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies.

(4)	Waiver of Subrogation: Company hereby waives any and every claim for recovery from TCW for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Company shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by Company thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(5)	Evidence of Insurance: Prior to the Closing Date and on an annual basis at least 10 days prior to each policy anniversary, Company shall furnish TCW with (1) certificates of insurance or binders, in a form acceptable to TCW, evidencing all of the insurance required by the provisions of this Section and (2) a schedule of the insurance policies held by or for the benefit of Company and required to be in force by the provisions of this Section. Upon request, Company will promptly furnish TCW with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by Company.

(6)	Reports: Concurrently with the furnishing of the certification referred to in Section (5), Company shall furnish TCW with a report of Company’s insurance broker, signed by an officer of the broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Section and attaching an updated copy of the schedule of insurance required by Section (5) above.
[Note Purchase Agreement]

Schedule 3 — Page 4

In addition Company will advise TCW in writing promptly of (1) any material changes in the coverage or limits provided under any policy required by this Section and (2) any default in the payment of any premium and of any other act or omission on the part of Company which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Company pursuant to this Section.
(D)	Insurance Policy Conditions and Requirements
(1)	Policy Cancellation and Change: All policies of insurance required to be maintained pursuant to this Section shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of the TCW, such cancellation or reduction shall not be effective as to TCW for 60 days, except for non-payment of premium which shall be for 10 days, after receipt by TCW of written notice from such insurer of such cancellation or reduction.

(2)	Separation of Interests: All policies (other than in respect to workers compensation insurance) shall insure the interests of TCW regardless of any breach or violation by Company or any other Person of warranties, declarations or conditions contained in such policies, any action or inaction of Company’s or others, or any foreclosure relating to the business or assets of Company or any change in ownership of all or any portion of such business or assets.

(3)	Waiver of Subrogation: All policies of insurance to be maintained by the provisions of this Section shall provide for waivers of subrogation in favor of TCW and its respective officers and employees.

(4)	Endorsements: All policies of insurance referred to in this Schedule shall be endorsed to name TCW and its respective officers and employees as Additional Insureds.

All policies of Liability insurance referred to in this Agreement shall be endorsed as follows:
(a)	To provide a severability of interests and cross liability clause;

(b)	That the insurance shall be primary and non-contributory as respects Additional Insureds.
(5)	Payment of Loss Proceeds: All policies providing insurance on property mortgaged to TCW shall be endorsed to include TCW Asset Management Company as a Loss Payee, as its interests may appear.
(E)	Acceptable Policy Terms and Conditions:
All policies of insurance required to be maintained pursuant to this Section shall contain terms and conditions reasonably acceptable to TCW after consultation with the Insurance Advisor.
[Note Purchase Agreement]

Schedule 3 — Page 5

SCHEDULE 4
HOLDERS SCHEDULE

	Allocation		Maximum
Note Holder	%	Commitment	Credit Amount
TCW Energy Fund X-NL, L.P., a California limited partnership	23.03872%	$5,471,696.00	$6,911,616
TCW Energy Fund XB-NL, L.P., a California limited partnership	28.62534%	$6,798,518.24	$8,587,602
TCW Energy Fund XC-NL, L.P., a California limited partnership	9.48725%	$2,253,221.88	$2,846,175
TCW Energy Fund XD-NL, L.P., a California limited partnership	21.12823%	$5,017,954.63	$6,338,469
Trust Company of the West as Sub-Custodian under the Amended and Restated Investment Management and Custody Agreement dated as of December 3, 2003 among Ensign Peak Advisors, Inc., TCW Asset Management Company and Trust Company of the West	6.81556%	$1,618,695.50	$2,044,668
ING Life Insurance and Annuity Company	6.81556%	$1,618,695.50	$2,044,668
Trust Company of the West as Sub-Custodian under the Amended and Restated Investment Management and Custody Agreement dated as of December 11, 2003 among Harry L. Bradley, Jr. Partition Trust, Harry L. Bradley, Jr. Trust, Jane Bradley Uihlien Pettit Partition Trust, Jane Bradley Uihlien Trust, TCW Asset Management Company and Trust Company of the West	4.08934%	$971,218.25	$1,226,802

Total	100.00000%	$23,750,000	$30,000,000

[Note Purchase Agreement]

SCHEDULE 5
ORGANIZATIONAL STRUCTURE

Penn Octane Corporation
J. B. Richter Trust
Rio Vista GP LLC
Rio Vista Energy Partners L.P.
Rio Vista Operating GP LLC
Rio Vista E&P LLC
Regional Enterprises, Inc.
Rio Vista Operating Partnership L.P.
Rio Vista Northport LLC
Rio Vista ECO LLC
Penn Octane International LLC
Rio Vista GO LLC
Rio Vista Penny LLC
Termatsal S. de R. L. de C.V.
Penn Octane De Mexico S. de R. L. de C.V.
GO LLC
MV Pipeline Company
Tergas S. de R. L. de C.V.

[Note Purchase Agreement]

SCHEDULE 6
APPROVED PLAN OF DEVELOPMENT

							AFE Gross		AFE Net
							Drilling &		Drilling &
	Project or		Target	Target		Current	Completion	Current	Completion
	Well	Description	Depth	Formation	Pipeline	Operator	Cost	WI	Cost

1	2nd Realty	Drill	1,900	Hartshome	Brooken	GM	175,000	0.4003	70,044
2	Ace 2-36	Drill	5,500	H/Hartshome	PetroQuest	GM	550,000	0.5100	280,500
3	Ace 3-36	Drill	5,500	H/Hartshome	PetroQuest	GM	550,000	0.5100	280,500
4	Berry 3A-32	Drill	1,900	Hartshome	Brooken	GM	175,000	0.4668	81,694
5	Daniel 2A-1	Drill	1,900	Hartshome	Brooken	GM	175,000	0.3780	66,150
6	Daniel 3A-7 Hunton	Drill	2,100	Hartshome	Brooken	GM	190,000	0.7997	151,943
7	Season 2-7	Drill	5,500	Hartshome	Sem Gas	GM	550,000	0.8495	467,225
8	Kindred 1D-26	Drill	4,500	Arbuckle	MV Pipeline	GM	300,000	0.3333	99,990
9	Mason 3H-31	Drill	5,500	H/Booch	Brooken	GM	550,000	0.6914	380,270
10	Peoples Bank 1-31	Drill	4,000	Wilcox	MV Pipeline	GM	400,000	0.5100	204,000
11	Phillips 2A-1	Drill	1,900	Hartshome	Brooken	GM	175,000	0.6119	107,083
12	Twylla 1D-31	Drill	4,500	Arbuckle	MV Pipeline	GM	300,000	0.3333	99,990
13	Urquart 2-29	Drill	1,700	Hartshome	MV Pipeline	GM	150,000	0.6000	90,000
14	Urquart 1-29	Re-Work		Cromwell	MV Pipeline	GM	25,000	0.6000	15,000
15	Canadian 2H	Re-Work		H/Hartshome	PetroQuest	GM	100,000	0.3076	30,760
16	Canadian 3H	Re-Work		H/Hartshome	PetroQuest	GM	100,000	0.3076	30,760
17	Canadian 2H	Re-Work		Union Valley	PetroQuest	GM	25,000	0.3076	7,690

	Total								2,463,598

[Note Purchase Agreement]

EXHIBIT A
FORM OF PROMISSORY NOTE

$	, 20 _____
FOR VALUE RECEIVED, Rio Vista Penny LLC, an Oklahoma limited liability company (the “Company”), hereby promises to pay to [                    ] or its registered assigns (the “Holder”), in the manner provided in the Note Purchase Agreement referred to below, the principal sum of [                    ] or, if less, the amount paid or lent by the Holder under the Note Purchase Agreement, in lawful money of the United States of America and in immediately available funds, on or before the Maturity Date. The undersigned also promises to pay to the Holder hereof interest on the unpaid principal amount of this Promissory Note, in like money, at the rate set forth in, and payable in accordance with that certain Note Purchase Agreement, as amended, modified or supplemented from time to time, dated as of November 19,  2007 (as amended, supplemented, or restated from time to time, the “Note Purchase Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement), among Company, TCW Asset Management Company, as Administrative Agent, and certain Holders identified therein.
This Promissory Note is one of the “Notes” issued pursuant to the Note Purchase Agreement. Payments of interest shall be computed in accordance with the Note Purchase Agreement, and payments of interest and principal shall be payable at the times and in the amounts provided in the Note Purchase Agreement, until this Promissory Note shall be paid in full. Payments of interest are to be made in lawful money of the United States of America. This Note is given in partial renewal and extension of (but does not novate or extinguish) the Existing Obligations.
The Note Purchase Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of this Promissory Note upon the terms and conditions specified therein.
This Promissory Note is entitled to the benefits provided in the Note Documents to the extent provided in said agreements.
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE SECURITIES EVIDENCED BY THIS INSTRUMENT ARE SUBJECT TO THE TERMS OF A CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF NOVEMBER 19,  2007 AMONG RIO VISTA PENNY LLC, THE HOLDERS IDENTIFIED THEREIN, AND TCW ASSET MANAGEMENT COMPANY, AS ADMINISTRATIVE AGENT, A COPY OF WHICH IS ON FILE AT THE OFFICES OF STEADFAST RESOURCES, INC. AND WILL BE FURNISHED BY RIO VISTA PENNY LLC TO THE HOLDER HEREOF UPON REQUEST.
[Note Purchase Agreement]

This Promissory Note is a registered Promissory Note and, as provided in the Note Purchase Agreement, upon surrender of this Promissory Note for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of this Promissory Note or such Holder’s attorney duly authorized in writing pursuant to Section 12.6(b) of the Note Purchase Agreement), one or more new Promissory Notes for a like aggregate principal amount will be issued to, and registered in the name of, the transferee. Prior to the due presentment for registration and transfer, Company may treat the Person in whose name this Promissory Note is registered as the Holder and the owner of this Promissory Note for the purpose of receiving payment and for all other purposes of this Promissory Note and the Note Purchase Agreement. Notwithstanding anything to the contrary herein, the right to receive payments of interest and principal under this Promissory Note shall be transferable only upon surrender for cancellation of this Promissory Note, and the issuance of a new Promissory Note registered in the name of the transferee. In addition, the Administrative Agent shall maintain a register in which it shall record the name of the Holder or any transferee, and no transfer shall be valid unless so registered.
[Remainder of page intentionally left blank.]
[Note Purchase Agreement]

Exhibit A — Page 2

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

RIO VISTA PENNY LLC
By:
Name:
Title:

[Note Purchase Agreement]

Exhibit A — Page 3

EXHIBIT B
FORM OF BORROWING NOTICE
Reference is made to that certain Note Purchase Agreement, as amended, modified or supplemented from time to time, dated as of November 19, 2007 (the “Note Purchase Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement), among Rio Vista Penny LLC, an Oklahoma limited liability company (the “Company”), certain Holders identified therein, and TCW Asset Management Company, as Administrative Agent.
1.	Company hereby requests a Borrowing on [ ] in an amount equal to $ in accordance with the provisions of Section 2.3 of the Note Purchase Agreement. The proceeds of this Borrowing shall be initially applied to the Up-Front Payment described in Section 2.6(d) of the Note Purchase Agreement and all expenses payable pursuant to Section 12.4 of the Note Purchase Agreement, and then the net remaining balance (the “Net Balance”) of this Borrowing shall be applied to the Company’s account, as detailed below:

You are requested to pay the Net Balance to Account No. at [name of bank].

2.	Company hereby certifies as follows:
(a)	All representations and warranties made by any Person in any Note Document are true in all respects on and as of the date of the requested Borrowing as if such representations and warranties had been made as of the date of such Borrowing, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Holders and Administrative Agent.

(b)	All representations and warranties made by Seller in the Acquisition Documents are true in all respects as of the Closing Date.

(c)	All of the conditions set forth in Sections 4.1 and 4.2 of the Note Purchase Agreement have been satisfied.

(d)	The Borrowing is to be used solely for the purposes described in Section 2.5 of the Note Purchase Agreement.

(e)	There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 12.1(a) of the Note Purchase Agreement; nor will any such Default exist upon Company’s receipt and application of the Borrowing requested hereby.

(f)	The Note Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 12.1 of the Note Purchase Agreement. The Note Purchase Agreement and the other Note Documents are hereby ratified, approved, and confirmed in all respects.
[Note Purchase Agreement]

3.	The above certifications are effective as of the date of this request for Borrowing and will continue to be effective as of the date of the Borrowing. If any of the aforementioned certifications shall no longer be valid as of or prior to the date of the Borrowing requested hereby, Company will immediately notify the Administrative Agent and will repay the amount disbursed upon demand by the Administrative Agent if the Borrowing is made prior to the receipt of such notice.

RIO VISTA PENNY LLC
By:
Name:
Title:

[Note Purchase Agreement]

Exhibit B — Page 2

EXHIBIT C
FORM OF PREPAYMENT NOTICE
[LETTERHEAD OF COMPANY]
[Administrative Agent]
[Address]
Re:     Prepayment Notice
Ladies and Gentlemen:
We, Rio Vista Penny LLC, an Oklahoma limited liability company (the “Company”), make reference to the Note Purchase Agreement, as amended, modified or supplemented from time to time, dated as of November 19, 2007 (the “Note Purchase Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement), among the Company, certain Holders identified therein, and the Administrative Agent.
The Company hereby provides notice to you in accordance with Section 2.9 to the Note Purchase Agreement that the Company shall repay the principal amount of $                     on                      [which date must be at least thirty business days after the date of this notice].
This prepayment notice is irrevocable.

Very truly yours, RIO VISTA PENNY LLC
By:
Name:
Title:

[Note Purchase Agreement]

EXHIBIT D
CERTIFICATE ACCOMPANYING
FINANCIAL STATEMENTS
Reference is made to that certain Note Purchase Agreement dated as of November 19, 2007 (as amended or supplemented, the “Agreement”), by and among Rio Vista Penny LLC, an Oklahoma limited liability company (“Company”), TCW Asset Management Company, as Administrative Agent, and certain financial institutions (“Holders”), which Agreement is in full force and effect on the date hereof. Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.
This Certificate is furnished pursuant to Section 7.2(b) of the Agreement. Together herewith Company is furnishing to Administrative Agent and each Holder Company’s * [audited/unaudited] financial statements (the “Financial Statements”) as at                      (the “Reporting Date”). Company hereby represents, warrants, and acknowledges to Administrative Agent and each Holder that:
(a) The officer of Company signing this instrument is the duly elected, qualified and acting                      of Company and as such is Company’s chief financial officer.
(b) The Financial Statements are accurate and complete and satisfy the requirements of the Agreement.
(c) Attached hereto is a schedule of calculations showing Company’s compliance as of the Reporting Date with the requirements of Section(s) *[8.11 and 8.12] of the Agreement *[and Company’s non-compliance as of such date with the requirements of Section(s)                      of the Agreement].
(d) On the Reporting Date Company was, and on the date hereof Company is, in full compliance with the disclosure requirements of Section 7.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument * [except for Default(s) under Section(s)                      of the Agreement, which * [is/are] more fully described on a schedule attached hereto].
(e) No Restricted Person has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is, or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 7.4 of the Agreement.
(f) * [Unless otherwise disclosed on a schedule attached hereto,] all representations and warranties made by any Person in any Note Document are true in all respects on and as of the Reporting Date and the date hereof as if such representations and warranties had been made as of such dates, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Holders and Administrative Agent.
[Note Purchase Agreement]

The officer of Company signing this instrument hereby certifies that he has reviewed the Note Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his opinion necessary to enable him to express an informed opinion with respect to the above representations, warranties and acknowledgments of Company and, to the best of his knowledge, such representations, warranties, and acknowledgments are true, correct and complete.
IN WITNESS WHEREOF, this instrument is executed as of                                         , 20       .

RIO VISTA PENNY LLC
By:
Name:
Title:

[Note Purchase Agreement]
Exhibit D — Page 2

EXHIBIT E
FORM OF OPINION
[Note Purchase Agreement]

Sprouse Shrader Smith p.c. ATTORNEYS AT LAW
MICHELLE L. SIBLEY (806) 468-3387
November 19, 2007
TCW Asset Management Company
865 South Figueroa Street, Suite 1800
Los Angeles, CA 90017

Re:	The Note Purchase Agreement dated as of November 14, 2007 by and among Rio Vista Penny LLC, an Oklahoma limited liability company (“Borrower”), TCW Asset Management Company, a California corporation (“Administrative Agent”), and the holders party thereto from time to time (“Holders”)
Gentlemen:
We have acted as counsel to the Borrower, Rio Vista ECO LLC (“ECO”), an Oklahoma limited liability company, Rio Vista GO LLC (“RVG”), an Oklahoma limited liability company), GO, LLC (“GO”), an Oklahoma limited liability company, and MV Pipeline Company (“MV), an Oklahoma corporation, in connection with the certain Note Purchase Agreement. Borrower, ECO, RVG, GO and MV are sometimes herein referred to as the “Entities”.
This opinion is being furnished to you in connection with the Note Purchase Agreement. All capitalized terms herein defined shall have the same meanings assigned to them in the Note Purchase Agreement. In connection with the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the “Loan Documents”).
(A)	the Note Purchase Agreement;

(B)	the Assumption Agreement;

(C)	the Notes;

701 S. TAYLOR, SUITE 500 • P.O. BOX 15008 • AMARILLO, TEXAS 79105-5008
michelle.sibley@sprouselaw.com • PHONE (806) 468-3387 • FAX (806) 373-3454 • sprouselaw.com

TCW Asset Management Company
November 19, 2007

(D)	the Guaranty by Restricted Persons (other than Company) in favor of Administrative Agent;

(E)	the Amended and Restated Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement by Borrower in favor of Administrative Agent;

(F)	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by GO, LLC in favor of Administrative Agent;

(G)	Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by MV Pipeline Company in favor of Administrative Agent;

(H)	Management Services Agreement;

(I)	Security Agreement by Restricted Persons in favor of Administrative Agent; and

(J)	Financing Statements as follows:
a.	UCC-1 Financing Statement naming Rio Vista ECO LLC as Debtor and Administrative Agent as secured party covering all assets;

b.	UCC-1 Financing Statement naming Borrower as Debtor and Administrative Agent as secured party covering all assets;

c.	UCC-1 Financing Statement naming GO, LLC as Debtor and Administrative Agent as secured party covering all assets;

d.	UCC-1 Financing Statement naming MV Pipeline Company as Debtor and Administrative Agent as secured party covering all assets;

e.	UCC-1 Financing Statement naming Rio Vista GO LLC as Debtor and Administrative Agent as secured party covering all assets;

f.	UCC-1 Transmitting Utility Financing Statement naming GO, LLC as Debtor and Administrative Agent as secured party;

g.	UCC-1 Transmitting Utility Financing Statement naming MV Pipeline Company as Debtor and Administrative Agent as secured party.
(E), (F) and (G) are sometimes herein referred to as the “Mortgages.” (K)a., (K)b., (K)c., (K)d. and (K)e. are sometimes herein referred to as the “Financing Statements.” (K)f. and (K)g. are sometimes herein referred to as the “Transmitting Utility Financing Statements.”
We are admitted to practice law in the State of Oklahoma. This opinion is limited to the existing laws of the State of Oklahoma, and the federal law of the United States of America. We express no opinion as to whether the laws of any particular jurisdiction apply, and express no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. We render no opinion as to the enforceability of any of the Agreements under any law other than the above-mentioned laws of the State of Oklahoma.

TCW Asset Management Company
November 19, 2007

As used in this opinion, the phrases “our actual knowledge,” “to the best of our knowledge,” “to our knowledge,” “we are not aware,” “known to us” or words of similar import refer only to the actual knowledge of the attorneys currently in this firm who have rendered legal services to the Entities and mean that, although such attorneys have not been informed by Entities that the matters stated are factually incorrect, we have made no independent investigation of such matters. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Entities for purposes of this transaction.
In rendering the opinions set forth herein, we have relied upon certificates or statements of officers or managers of the Entities, certificates of public officials and such other documents, records and information as we have deemed necessary or appropriate. We have assumed that all signatures are genuine; that all documents submitted to us as originals are authentic; that all documents submitted to us as copies conform to the originals; and that the facts stated in all such documents are true and correct. In rendering this opinion, we have not made any independent investigation as to accuracy or completeness of any facts or representations, warranties, data or other information, whether written or oral, that may have been made by or on behalf of the parties, except as specifically set forth herein.
Based upon the foregoing, and subject to the qualifications set forth herein, it is our opinion that:
1. The Entities are organized as follows:
(a) Borrower is an Oklahoma limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma.
(b) ECO is an Oklahoma limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma.
(c) RVG is an Oklahoma limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma.
(d) GO is an Oklahoma limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma.
(e) MV is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of Oklahoma.
The Entities have the power to own their own assets, to conduct their own business as now conducted and to enter into and carry out the provisions of the Loan Documents.

TCW Asset Management Company
November 19, 2007

2. The forms of the Mortgages comply with the laws of the State of Oklahoma, including all applicable recording, filing and registration laws and regulations, and are adequate and legally sufficient for the purposes intended to be accomplished thereby.
3. The Loan Documents constitute legal, valid and binding obligations of the Entities who are parties thereto enforceable against them in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and to general principles of equity.
4. The Security Agreement and the Real Estate Mortgages effective to create in favor of the Administrative Agent, for the payment of the obligations described therein, valid Liens on each Entity’s right, title and interest in and to the Collateral described therein.
5. The Transmitting Utility Financing Statements should be filed for record among the financing statement records of the Secretary of State in the State of Oklahoma. The Financing Statements should be filed for record among the financing statement records of the Oklahoma County Clerk.
6. After the recordings and filings specified in paragraph 5 have occurred, the Liens, as to personalty covered thereby, created by the Security Agreement and the Real Estate Mortgages will be perfected.
7. After the recordings and filings specified in paragraph 5 have occurred, no instruments need be recorded, registered or filed or re-recorded, re-registered or re-filed in any public office in connection with the Financing Statements or the Transmitting Utility Financing Statements in order to maintain the perfection and priority of the Liens created thereby after the date of recordation, other than continuation statements as required by the Uniform Commercial Code as in effect in Oklahoma.
8. No state or local recording tax, stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon the filing of the Financing Statements and the Transmitting Utility Financing Statements) is required to be paid in connection with the filing and recording of the Financing Statements or the Transmitting Utility Financing Statements.
9. Each of the Real Estate Mortgages constitutes a legal, valid and binding obligation of the Entities enforceable against it in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and to general principles of equity.

TCW Asset Management Company
November 19, 2007

10. Each of the Real Estate Mortgages is effective to create in favor of the Administrative Agent for the benefit of the Holders, for the payment of the obligations described therein, valid mortgage liens on all of each Entity’s right, title and interest in and to the real property described in the Real Estate Mortgages as being mortgaged thereby and all fixtures located on the real property described in the Real Estate Mortgages.
11. Fully executed counterparts of the Real Estate Mortgages should be filed for record in the tract index of each county in the State of Oklahoma where any portion of the real estate described in the Real Estate Mortgages is located. Other than the foregoing, no authorization, consent, approval, license or exemption of, or filing or registration with, any governmental authority of the State of Oklahoma is necessary for either the due execution and delivery by the Entities of the Real Estate Mortgages, to receive the benefit of the Oklahoma recording statutes or with respect to the holding and enforcement by the Administrative Agent of the Real Estate Mortgages or the obligations secured thereby.
12. The execution, delivery and performance by the Entities of their obligations under the Loan Documents to which each is party, the consummation of the transactions contemplated thereunder and the use of the proceeds of any loans (i) have been duly authorized by all necessary action of the Entities, and (ii) to our knowledge, do not, and will not, contravene any provision of (x) any existing law, rule or regulation (excluding usury laws), or (y) any judgment, injunction, order, or decree known to us applicable to the Entities, or (z) any agreement or instrument set forth on Schedule 12 attached hereto and to which the Entities are a party or to which the Entities or any of their assets are subject or any provision of their organizational documents, except for such agreements and instruments referenced in the Agreements.
13. To our knowledge, there are no actions, suits or proceedings or governmental investigations pending or threatened against or affecting the Entities.
14. An Oklahoma state court of competent jurisdiction or a federal court sitting in the State of Oklahoma of competent jurisdiction and applying conflicts of laws principles of the State of Oklahoma presented with a choice of law issue, will honor the choice of New York law to govern the Loan Documents; provided, however, that the Real Estate Mortgages state that such documents shall be governed by the laws of the State of Oklahoma.
The foregoing opinions are expressly subject to the following limitations, qualifications and assumptions:
A.	In rendering the opinions set forth above, we have assumed the following:
a.	the compliance by the parties to the Loan Documents with the precise terms thereof;

TCW Asset Management Company
November 19, 2007

b.	the receipt by Borrower of the consideration provided for in the Loan Documents;

c.	that the indebtedness secured by the Security Agreement and Real Estate Mortgages exists;

d.	that the Administrative Agent will properly implement all applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings and other laws and the specific language of the Loan Documents that provide for the application of payments and prepayments made by Borrower of all sums under the Loan Documents and any loan commitments between the Administrative Agent and Borrower that would (absent these laws, statutes and the savings and interest limitation and spreading provisions of the Loan Documents) constitute charging of, payments of, receipt of, or contracting for, compensation for the use, forbearance or detention of money in excess of the maximum nonusurious amount permitted under applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings and other laws;

e.	that the Loan Documents comprise the entire agreement of the parties with respect to the Loan and that none of the parties upon whom we have relied in preparation of this opinion has perpetrated a fraud upon us or upon any other party in any way related to the Loan;

f.	that any individual executing a document or instrument on behalf of a party other than the Entities possesses the legal contractual capacity and authority to do so;

g.	that all signatures not witnessed by us are genuine, all documents submitted to us, including documents with certificates issued by any public authority are authentic and were duly and validly executed or issued, and that copies of any documents or instruments furnished to us conform to the originals thereof; and

h.	the due execution and delivery of the Loan Documents by all parties thereto other than the Entities.
B.	Our opinions are subject to the effects of the application of the principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) in regard to covenants or provisions in agreements where (a) the breach of such covenants or provisions imposes restrictions or burdens and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the Administrative Agent’s protection, or (b) the Administrative Agent’s enforcement of such covenants or restrictions under the circumstances or in the manner requested would violate the Administrative Agent’s implied covenant of good faith and fair dealing under the Oklahoma Uniform Commercial Code, or would be commercially unreasonable.

TCW Asset Management Company
November 19, 2007

C.	We express no opinion as to whether a court would grant specific performance or any other equitable remedy with respect to the enforcement of any of the Loan Documents, or whether a court would grant a particular remedy provided therein or at law or in equity.

D.	We express no opinion (a) as to the actual legal descriptions of the property set forth in the Loan Documents or the exhibits or the actual legal descriptions attached to the Loan Documents (in each case, except as to sufficiency as to form), or (b) with respect to compliance with any environmental statutes, laws, rules or regulations.

E.	The enforceability of any “dragnet,” “other indebtedness” or “security for future advances” provisions contained in the Loan Documents is subject to the assumption that any indebtedness to be secured by such provisions was within the contemplation of Borrower and the Administrative Agent at the time the Loan Documents were executed.

F.	All opinions contained herein which relate to the issue of usury are expressly limited to an analysis of whether the Loan Documents as written, will be subject to a defense, claim or setoff as a result of the Administrative Agent’s contracting for a usurious rate of interest. Each and every opinion given herein is expressly limited to issues relating to the contracting for, as opposed to the charging or receiving of, usurious amounts of interest.

G.	The opinions expressed herein relate only to federal law and the laws of the State of Oklahoma, and we express no opinion with regard to any matter that may be governed or affected by the laws of any other state or jurisdiction, except where otherwise specifically noted.

H.	The opinions expressed herein are limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein.

I.	We express no opinion with respect to:
a.	The past or present financial condition of the Borrower or the financial ability of Borrower to meet its respective obligations under the Loan Documents;

b.	Except as otherwise stated herein, the validity, binding effect or enforceability of any documents or any other aspect of any contractual obligations of the Entities applicable to it other than the Loan Documents; or

TCW Asset Management Company
November 19, 2007

c.	The truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished to the Administrative Agent by (or on behalf of) the Entities.
J.	No examination of an appraisal of any of the Collateral has been undertaken, and no opinion is expressed with respect thereto or with respect to the value of the Collateral.
K.	We render no opinion regarding nor otherwise assuming responsibility for the accuracy of any representation or warranty by the Entities in or made pursuant to any of the Loan Documents.
L.	We express no opinion as to the perfection or consequences of non-perfection of any security interest created by the Loan Documents in any patents, trademarks, copyrights or other property subject to a statute of the United States which provides for national registration or filing of all security interests in such property must be perfected in part by compliance with the requirements or procedures of the relevant statute. Furthermore, we must limit our opinion as to the Financing Statements and the Transmitting Utility Financing Statements to the fact that they will lapse five years from the date of filing unless continuation statements are properly filed.
M.	The foregoing opinions are subject to the qualification that certain remedies, waivers and other provisions of the Loan Documents may not be enforceable, but such unenforceability will not render the Loan Documents invalid as a whole, make them legally inadequate for the practical realization of the benefits provided thereby, or preclude (a) the judicial enforcement of the obligation of the Borrower to repay the principal, together with interest as provided in the Loan Documents, (b) the acceleration of the due date for the Borrower to pay such indebtedness, together with interest due thereon in the event of default by the Borrower under the Loan Documents, or (c) the foreclosure of any security agreement.
N.	In rendering the opinion expressed in Paragraphs 13 and 14 above, we have not caused the search of any docket of any court, tribunal, agency or similar authority.
O.	In rendering the opinion expressed in Paragraph 1 regarding the good standing of the Entities, we have relied solely on the certification of each Entity’s good standing issued by the Secretary of State of Oklahoma, dated as follows:
a.	Borrower, dated November 8, 2007;

b.	ECO, dated November 9, 2007;

c.	RVG, dated November 8, 2007;

TCW Asset Management Company
November 19, 2007

d.	GO, dated November 8, 2007; and
e.	MV, dated November 6, 2007.
This opinion is solely for the benefit of the Administrative Agent (its successors or assigns), its counsel, and subsequent holders of an interest in the Loan Documents and may not be relied on by any other party without the express written consent of the undersigned law firm. This opinion may not be quoted, circulated or published, in whole or in part, or furnished or relied upon by any other party, without our prior written consent. The opinions herein are expressed as of the date hereof only and not as of some future date. We undertake no responsibility to update this letter for events occurring after the date hereof.
Very truly yours,
SPROUSE SHRADER SMITH P.C.
Michelle L. Sibley

TCW Asset Management Company
November 19, 2007

Schedule 12
•	Management Agreement by and between GO, Inc. and Clearwater Enterprises dated August 1, 2006.
•	Service and Purchase Agreement by and between GO, Inc. and Brooken Production LLC dated August 1, 2006.
•	Service and Purchase Agreement by and between GO, Inc. and Dyne Exploration Company dated August 1, 2006.
•	Service and Purchase Agreement by and between GO, Inc. and Wildcard Oil and Gas Company dated August 1, 2006.
•	Service and Purchase Agreement by and between GO, Inc. and XTO Energy Inc. dated August 1, 2006.
•	Service and Purchase Agreement by and between GO, Inc. and G.M. Oil Properties, Inc. dated August 1, 2006.
•	Service and Purchase Agreement by and between GO, Inc. and C dated August 1, 2006.
•	Schedule A to that certain Master Agreement between Hanover Compression Limited Partnership and GO, Inc., dated September 18, 2006.
•	Management Services Agreement by and between GM Oil Properties, Inc. and MV Pipeline Company dated January 1, 2004.

November 19, 2007
TCW Asset Management Company
865 South Figuera Street, Suite 1800
Los Angeles, CA 90017
Attn.: R. Blair Thomas
Dear Mr. Thomas,
We have acted as counsel to Rio Vista GP LLC, a Delaware limited liability company (“RVGP”), and Rio Vista Energy Partners L.P., a Delaware limited partnership (“RVEP”), in connection with the attached Rio Vista Energy Partners L.P., Common Unit Purchase Warrant and the Management Services Agreement, dated November 19, 2007 the (“Agreements”). RVGP and RVEP are sometimes herein referred to as the “RV Entities.” This opinion is furnished to you pursuant to the Agreements. Unless otherwise indicated in this letter, all capitalized terms used herein have the meanings given to those terms in the Agreements.
We are admitted to practice law only in the State of California. This opinion is limited to the existing laws of the State of California, and the federal law of the United States of America. We express no opinion as to whether the laws of any particular jurisdiction apply, and express no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. We render no opinion as to the enforceability of any of the Agreements under any law other than the above-mentioned laws of the State of California and the federal law of the United States of America.
We express no opinion as to title to, or any other interest of RVGP or RVEP, in any collateral. We express no opinion as to the attachment, creation, validity or perfection of any security interest under any state law or federal law.
We assume that neither RVGP nor RVEP is insolvent and by executing and delivering the Agreements will not become insolvent.
In our examination of the Agreements for purposes of this opinion, we have assumed, and express no opinion as to, (a) the genuineness of all signatures on original documents other than RV Entities, (b) the authenticity and completeness of all documents submitted to us as originals, (c) the conformity to originals and completeness of all documents submitted to us as copies, and (d) the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

As used in this opinion, the phrases “our actual knowledge,” “to the best of our knowledge,” “to our knowledge,” “we are not aware,” “known to us” or words of similar import refer only to the actual knowledge of the attorneys currently in this firm who have rendered legal services to RVGP and RVEP and mean that, although such attorneys have not been informed by RVGP and RVEP that the matters stated are factually incorrect, we have made no independent investigation of such matters and have relied solely on the Management Certificate issued by each of RVGP and RVEP. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of RVGP and RVEP for purposes of this transaction.
As to the enforceability of the Agreements, this opinion is qualified by, and is subject to, and we render no opinion with respect to:
(a)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors generally;
(b)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, public policy and unconscionability and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;
(c)	the effect of California, federal or other laws relating to usury or permissible rates of interest for loans, forbearances or the use of money;
(d)	the effect of any California or federal law or court decisions that requires a lender to enforce its remedies in a commercially reasonable manner; and
(e)	the enforceability of any consent to service, jurisdiction or forum for any claim, suit, demand, action or cause of action arising under or related to the Agreements, or the transactions contemplated therein, or any provision providing for the exclusive jurisdiction of a particular court or purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens in connection with any litigation arising out of or pertaining to the Loan Documents.
In rendering the opinion expressed in paragraphs 1 and 2 below regarding the good standing of RVGP’s and RVEP’s qualification to do business, we have relied solely on the certification of RVGP’s and RVEP’s existence and good standing issued by the Secretary of State of the State of Delaware, dated as of November 6, 2007.
In rendering the opinion expressed in paragraphs 2 and 5 below, we have not caused the search of any docket of any court, tribunal, agency or similar authority.
We also call your attention to the fact that under various reports published by committees of the State Bar of California, certain assumptions, qualifications and exceptions are implicit in opinions of lawyers. Although we have expressly set forth some assumptions, qualifications and exceptions herein, we are not limiting or omitting any others set forth in the various reports or otherwise deemed standard practice for lawyers in California.

Based upon the foregoing, subject to the assumptions, exceptions, and qualifications referred to herein, the following are our opinions as of the date of this letter.
1. RVGP is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of Delaware. RVEP is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of Delaware. The RV Entities have the power to own their own assets, to conduct their own business as now conducted and to enter into and carry out the provisions of the Agreements.
2. The execution, delivery and performance by the RV Entities of the Agreements to which each is party, the consummation of the transactions contemplated thereunder and the use of the proceeds of any loans (i) have been duly authorized by all necessary corporate and limited partnership actions, as the case maybe, of the RV Entities, (ii) do not constitute a material breach by the RV Entities under the RZB Loan Agreements, as such term is defined under Schedule A (attached hereto and incorporated by reference (copies of such contracts have been furnished to you)); and (iii) to our knowledge, do not, and will not, contravene any provision of (x) any existing law, rule or regulation (excluding usury laws), or (y) any judgment, injunction, order, or decree known to us applicable to the RV Entities, or (z) any agreement or instrument known to us to which the RV Entities are a party or to which the RV Entities or any of their assets are subject or any provision of their organizational documents, except for such agreements and instruments referenced in the Agreements.
3. The Agreements have been duly executed and delivered by the RV Entities, and are the legal, valid and binding obligations of the RV Entities, enforceable in accordance with their respective terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
4. To our actual knowledge, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any court, administrative agency or commission or other governmental or public body or authority, or any subdivision thereof, domestic or foreign, or any other person or entity, is required to authorize, or is required in connection with the execution, delivery, performance and enforcement of the Agreements or any of the documents, agreements or instruments referred to therein by or against the RV Entities except such as have been obtained and furnished to the RV Entities.
5. To our knowledge, there are no actions, suits or proceedings or governmental investigations pending or threatened against or affecting the RV Entities other than as listed on Schedule B to this opinion or as disclosed in RVEP’s filings with the Securities Exchange Commission.
6. To our knowledge, the RV Entities are not engaged, principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

7. None of the RV Entities is an “Investment Company” or an “Affiliated Person” of, or a “Promotor” or “Principal Underwriter” for, an “Investment Company,” as such terms are defined in the Investment Company Act of 1940, as amended.
In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to other matters. This opinion is intended solely for Trust Company of the West and the Holders under the Notes Purchase Agreement described in the Agreement, together with their respective successors and assigns, use for the purpose of the Agreements, and is not to be made available to or relied upon for any other purpose or by any other person or entity, without our prior written consent. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not they would affect or modify the opinions expressed herein.
Very truly yours,
Law Offices of Kevin W. Finck

SCHEDULE A
In connection with our opinion under Paragraph 2 above, we have solely reviewed the following agreements (“RZB Loan Agreements”), and we have not examined any other documents (including those documents referenced in the following agreements) or made any independent factual investigation:
1.	Amended & Restated Line Letter of September 15, 2004, entered into by Penn Octane Corporation and RZB Finance LLC, as amended by the Second Amendment to Line Letter of even date herewith.
2.	Loan Agreement of July 26, 2007, entered into by RVEP and RZB Finance LLC, as amended by the First Amendment to Loan Agreement of even date herewith.

SCHEDULE B
Pending or Threatened Actions and Proceedings
None.

EXHIBIT F
FORM OF APPROVAL LETTER
Reference is made to the Note Purchase Agreement, dated as of November 19, 2007 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Rio Vista Penny LLC, an Oklahoma limited liability company (“Company”), the Holders party thereto from time to time, and TCW Asset Management Company, as Administrative Agent. Reference is hereby made to the Note Purchase Agreement for all purposes, and terms defined therein shall have the same meanings when used herein.
The Agreement contemplates that certain Approval Letters may be given from time to time in connection therewith in order to specify certain ANCF Capital Expenditures, ANCF LOE, ANCF Overhead Costs or ANCF Transportation Costs. This letter is such an Approval Letter and is given by the undersigned in order so to approve the ANCF                                         which are specified in the schedule attached hereto. This letter [is in addition to/supersedes] all previous Approval Letters dealing with ANCF                                        .
This letter is a Note Document, and all provisions of the Note Purchase Agreement which apply to Note Documents shall apply hereto.
This letter may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Approval Letter.
Please execute a counterpart of this letter in the place provided below to evidence your agreement to the foregoing and your continuing ratification of the Note Purchase Agreement and the other Note Documents in consideration of the approval herein contained.

Yours truly, TCW ASSET MANAGEMENT COMPANY, as Administrative Agent
By:
Name:
Title:

* [OTHER HOLDERS CONSTITUTING REQUISITE HOLDERS]
Accepted and agreed to as of the date first written above
RIO VISTA PENNY LLC

By:
Name:
Title:

[Note Purchase Agreement]